STOCK AND ASSET PURCHASE AGREEMENT

                                  between

                                PFIZER INC.

                                   and

                           STRYKER CORPORATION

                      DATED AS OF August 13, 1998

                           TABLE OF CONTENTS
                                                                   PAGE

ARTICLE I             DEFINITIONS AND TERMS. . . . . . . . . . . . .  2
     Section 1.1.     Definitions  . . . . . . . . . . . . . . . . .  2
     Section 1.2.     Other Definitional Provisions. . . . . . . . . 25

ARTICLE II            PURCHASE AND SALE. . . . . . . . . . . . . . . 25
     Section 2.1.     Purchase and Sale of Shares of the
                      Conveyed Subsidiaries. . . . . . . . . . . . . 25
     Section 2.2.     Purchase and Sale of Assets of the
                      Asset Selling Corporations . . . . . . . . . . 26
     Section 2.3.     Consents . . . . . . . . . . . . . . . . . . . 30
     Section 2.4.     Excluded Assets of the Business. . . . . . . . 32
     Section 2.5.     Assumption of Certain Obligations
                      of the Business. . . . . . . . . . . . . . . . 34
     Section 2.6.     Retained Liabilities of Business . . . . . . . 35
     Section 2.7.     Purchase Price . . . . . . . . . . . . . . . . 37
     Section 2.8.     Purchase Price Adjustment. . . . . . . . . . . 38
     Section 2.9.     Allocation of the Aggregate
                      Purchase Price . . . . . . . . . . . . . . . . 42

ARTICLE III           CLOSING. . . . . . . . . . . . . . . . . . . . 45
     Section 3.1.     Closing. . . . . . . . . . . . . . . . . . . . 45

ARTICLE IV            CONDITIONS TO CLOSING. . . . . . . . . . . . . 47
     Section 4.1.     Conditions to the Obligations of
                      Purchaser and Pfizer . . . . . . . . . . . . . 47
     Section 4.2.     Conditions to the Obligations of
                      Purchaser. . . . . . . . . . . . . . . . . . . 48
     Section 4.3.     Conditions to the Obligations of
                      Pfizer . . . . . . . . . . . . . . . . . . . . 49

ARTICLE V             REPRESENTATIONS AND WARRANTIES OF PFIZER . . . 51
     Section 5.1.     Organzation. . . . . . . . . . . . . . . . . . 51
     Section 5.2.     Authority; Binding Effect. . . . . . . . . . . 51
     Section 5.3.     Conveyed Subsidiaries; Capital
                      Structure. . . . . . . . . . . . . . . . . . . 52
     Section 5.4.     Non-Contravention. . . . . . . . . . . . . . . 54
     Section 5.5.     Seller Corporation Consents and
                      Approvals. . . . . . . . . . . . . . . . . . . 56
     Section 5.6.     Financial Information; Books and
                      Records. . . . . . . . . . . . . . . . . . . . 56
     Section 5.7      Absence of Material Changes. . . . . . . . . . 57
     Section 5.8.     No Litigation. . . . . . . . . . . . . . . . . 58
     Section 5.9.     Compliance with Laws . . . . . . . . . . . . . 58
     Section 5.10.    Product Registrations; Regulatory

                      Compliance . . . . . . . . . . . . . . . . . . 59
     Section 5.11.    Environmental Matters. . . . . . . . . . . . . 60
     Section 5.12.    Material Contracts . . . . . . . . . . . . . . 61
     Section 5.13.    Intellectual Property. . . . . . . . . . . . . 64
     Section 5.14.    Real Property. . . . . . . . . . . . . . . . . 65
     Section 5.15.    Assets . . . . . . . . . . . . . . . . . . . . 66
     Section 5.16.    Taxes. . . . . . . . . . . . . . . . . . . . . 67
     Section 5.17.    Employee Benefits. . . . . . . . . . . . . . . 68
     Section 5.18.    Brokers. . . . . . . . . . . . . . . . . . . . 71

ARTICLE VI            REPRESENTATIONS AND WARRANTIES OF PURCHASER. . 71
     Section 6.1.     Organization and Qualification . . . . . . . . 71
     Section 6.2.     Corporate Authorization. . . . . . . . . . . . 72
     Section 6.3.     Binding Effect . . . . . . . . . . . . . . . . 72
     Section 6.4.     Non-Contravention. . . . . . . . . . . . . . . 72
     Section 6.5.     Purchaser Consents and Approvals . . . . . . . 73
     Section 6.6.     Financial Capability . . . . . . . . . . . . . 73
     Section 6.7.     Securities Act . . . . . . . . . . . . . . . . 73
     Section 6.8.     Condition of Business. . . . . . . . . . . . . 74
     Section 6.9.     Brokers. . . . . . . . . . . . . . . . . . . . 75

ARTICLE VII           COVENANTS. . . . . . . . . . . . . . . . . . . 76
     Section 7.1.     Information and Documents. . . . . . . . . . . 76
     Section 7.2.     Conduct of Business. . . . . . . . . . . . . . 77
     Section 7.3.     Reasonable Best Efforts; Certain
                      Governmental Matters . . . . . . . . . . . . . 80
     Section 7.4.     Tax Matters. . . . . . . . . . . . . . . . . . 85
     Section 7.5.     Employees and Employee Benefits. . . . . . . .102
     Section 7.6.     Certain Dividends, Etc.  . . . . . . . . . . .115
     Section 7.7.     Resignations . . . . . . . . . . . . . . . . .116
     Section 7.8.     Bulk Transfer Laws . . . . . . . . . . . . . .116
     Section 7.9.     Noncompetition . . . . . . . . . . . . . . . .117
     Section 7.10.    Transitional Services. . . . . . . . . . . . .121
     Section 7.11.    Transitional Intellectual Property
                      License Agreement. . . . . . . . . . . . . . .121
     Section 7.12.    Compliance with WARN, Etc. . . . . . . . . . .121
     Section 7.13.    Foreign Implementing Agreements. . . . . . . .121
     Section 7.14.    Litigation Support . . . . . . . . . . . . . .122
     Section 7.15.    Insurance. . . . . . . . . . . . . . . . . . .123
     Section 7.16.    Audited Financial Statements . . . . . . . . .124
     Section 7.17.    Change of Name . . . . . . . . . . . . . . . .124
     Section 7.18.    Notification of Certain Matters. . . . . . . .124

ARTICLE VIII          INDEMNIFICATION. . . . . . . . . . . . . . . .125
     Section 8.1.     Indemnification by Pfizer. . . . . . . . . . .125
     Section 8.2.     Indemnification by Purchaser . . . . . . . . .127
     Section 8.3.     Notice of Claims . . . . . . . . . . . . . . .128
     Section 8.4.     Third Party Claims . . . . . . . . . . . . . .129
     Section 8.5.     Expiration . . . . . . . . . . . . . . . . . .130

     Section 8.6.     Certain Limitations. . . . . . . . . . . . . .132
     Section 8.7.     Losses Net of Insurance, Etc.  . . . . . . . .132
     Section 8.8.     Intentionally Omitted. . . . . . . . . . . . .134
     Section 8.9.     Sole Remedy/Waiver . . . . . . . . . . . . . .134
     Section 8.10.    Indemnification Procedures for
                      Remedial Actions on Conveyed
                      Properties . . . . . . . . . . . . . . . . . .135
     Section 8.11.    Remedial Action Obligations. . . . . . . . . .140
     Section 8.13.    No Consequential Damages . . . . . . . . . . .145

ARTICLE IX            TERMINATION. . . . . . . . . . . . . . . . . .146
     Section 9.1.     Termination. . . . . . . . . . . . . . . . . .146
     Section 9.2.     Effect of Termination. . . . . . . . . . . . .146

ARTICLE X             MISCELLANEOUS. . . . . . . . . . . . . . . . .148
     Section 10.1.    Notices. . . . . . . . . . . . . . . . . . . .148
     Section 10.2.    Amendment; Waiver. . . . . . . . . . . . . . .149
     Section 10.3.    Assignment . . . . . . . . . . . . . . . . . .149
     Section 10.4.    Entire Agreement . . . . . . . . . . . . . . .150
     Section 10.5.    Fulfillment of Obligations . . . . . . . . . .150
     Section 10.6.    Parties in Interest. . . . . . . . . . . . . .150
     Section 10.7.    Public Disclosure. . . . . . . . . . . . . . .151
     Section 10.8.    Return of Information. . . . . . . . . . . . .151
     Section 10.9.    Expenses . . . . . . . . . . . . . . . . . . .152
     Section 10.10.   Schedules. . . . . . . . . . . . . . . . . . .153
     Section 10.11.   Governing Law. . . . . . . . . . . . . . . . .153
     Section 10.12.   Counterparts . . . . . . . . . . . . . . . . .153
     Section 10.13.   Headings . . . . . . . . . . . . . . . . . . .153
     Section 10.14.   Severability . . . . . . . . . . . . . . . . .154

                           List of Schedules

1.1(a)     Asset Selling Corporations

1.1(b)     Conveyed Subsidiaries

1.1(c)     Facilities

1.1(d)     Stock Selling Corporations

1.1(e)     Knowledge

2.2(a)     Leased Real Property

2.2(e)     Restrictions on Intellectual Property Sublicenses
2.2(m)     Assigned Litigation

2.4(i)     Excluded Assets

2.9        Allocation of the Aggregate Purchase Price

5.3(b)     Capital Structure

5.3(c)     Subsidiaries of Conveyed Subsidiaries

5.4        Non-Contravention

5.5        Consents and Approvals

5.6(a)     Financial Statements: Exceptions

5.6(b)     Financial Statements: Deferred Taxes

5.7        Absence of Material Changes

5.8        No Litigation

5.9        Compliance with Laws

5.10       Product Registrations; Regulatory Compliance

5.11       Environmental Matters

5.12       Material Contracts

5.13       Intellectual Property

5.13(a)    Intellectual Property Ownership, Validity

5.13(b)    Third Party Intellectual Property Infringement
5.14(a)    Real Property

5.14(c)    Real Property Rights

5.15       Assets: Exceptions to title

5.16       Taxes

6.5        Purchaser Consents and Approvals

7.2        Reorganization Steps and Refinancing Matters

7.4        Check-The-Box Elections

7.4(c)     Tax Sharing Agreements and Arrangements

7.5(a)     Employee Benefits (US)

7.5(a)(i)  Employee Severance Program

7.5(a)(ii) Employees (US)

7.5(a)(iii)Purchaser Benefit Plans

7.5(b)(ii) Purchaser Qualified Plans

7.5(e)     Employees (Bargaining Unit)

7.5(f)     Purchaser Benefits (non-US)

7.5(f)(i)  Employees (non-US)

7.5(f)(ii) Employee Benefits (non-US)

7.9        Existing Investments

                           List of Exhibits

A. List of instruments and documents provided by Seller Corporations to Purchaser

B.     List of instruments and documents provided by Purchaser to Seller
       Corporations

C.     Form of Transitional Services Agreement

D.     Form of Transitional Intellectual Property License Agreement

E.     Pfizer Employee Separation Plan

F.     Release Agreement (Individual Termination)

G.     Release Agreement (Group Termination)

H.     Collective Bargaining Agreement


                     STOCK AND ASSET PURCHASE AGREEMENT

          This Stock And Asset Purchase Agreement is made and entered into as of the 13th day of August, 1998 between Pfizer Inc., a Delaware corporation ("Pfizer"), and Stryker Corporation, a Michigan corporation.

	W I T N E S E T H:

          WHEREAS, Pfizer through certain of its Subsidiaries is engaged in the Business (as defined below);

          WHEREAS, Pfizer is the record and beneficial owner of all of the issued and outstanding shares of common stock of Howmedica Inc., a Delaware corporation ("Howmedica");

          WHEREAS, the Stock Selling Corporations (as defined below) are the record and beneficial owners of all of the outstanding shares of capital stock of the Conveyed Subsidiaries (as defined below);

          WHEREAS, the Asset Selling Corporations (as defined below) own the Conveyed Assets (as defined below); and

          WHEREAS, the parties hereto desire that Pfizer shall cause the Stock Selling Corporations to sell and transfer to Purchaser (as defined below) and Purchaser shall purchase from the Stock Selling Corporations all of the issued and outstanding shares of capital stock of the Conveyed Subsidiaries (the "Shares"), and that Pfizer shall cause the Asset Selling Corporations to sell and transfer to Purchaser and Purchaser shall purchase from the Asset Selling Corporations all of the Conveyed Assets and assume all of the Assumed Liabilities (as defined below), upon the terms and conditions set forth herein;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and undertakings contained herein, subject to and on the terms and conditions herein set forth, and intending to be bound hereby, the parties agree as follows:

                               ARTICLE I

                         DEFINITIONS AND TERMS

          Section I.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

          "ADR" shall have the meaning set forth in Section 8.12(e) hereof.

          "Affected Employee" shall mean an Employee (i) who shall accept an offer of employment or offer of continuation of employment by Purchaser on or prior to the Closing Date and work for Purchaser or any of its Affiliates at least one day, or (ii) whose employment, as a matter of Law, automatically continues with Purchaser, or (iii) whose initial offer of employment by the Purchaser requires a relocation which is rejected, resulting in termination of employment, whether or not such Employee worked for Purchaser or any of its Affiliates at least one day. For purposes of this definition, the term "Employee" includes an Employee whose compensation is subject to individual approval by the Pfizer Employee Compensation and Management Development Committee.

           "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made.

          "Aggregate Payment" shall have the meaning set forth in Section 2.7(a) hereof.

          "Aggregate Purchase Price" shall have the meaning set forth in
Section 2.7(c) hereof.

          "Agreement" shall mean this Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

          "Allocation" shall have the meaning set forth in

Section 2.9 hereof.

          "Applicable Remedial Action Standard" shall have the meaning set forth in Section 8.11.

          "Asset Purchase Price" shall have the meaning set forth in Section 2.7(c) hereof.

          "Asset Selling Corporations" shall mean those entities listed on
Schedule 1.1(a) hereof.

          "Assumed Contracts" shall have the meaning set forth in Section 2.2(c) hereof.

          "Assumed Liabilities" shall have the meaning set forth in Section
2.5 hereof.

          "Business" shall mean the worldwide business of developing, manufacturing, distributing and selling (i) reconstructive, trauma and specialty products utilized by medical professionals in the treatment of musculoskeletal disorders and (ii) specialty surgical instrumentation and related products focused on stereotactic surgery, as conducted on the date hereof by Pfizer through the Conveyed Subsidiaries (and their Subsidiaries) and by the Asset Selling Corporations.

          "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

          "Cash Equivalents" shall mean cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any United States Governmental Authority.

          "Closing" shall mean the closing of the transactions contemplated by this Agreement.

          "Closing Date" shall have the meaning set forth in Section 3.1(a) hereof.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Collateral Source" shall have the meaning set forth in Section 8.7 hereof.

          "Collective Bargaining Agreement" shall have the meaning set forth in Section 7.5(e) hereof.

          "Competition Laws" shall mean statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

          "Competitive Activity" shall have the meaning set forth in Section 7.9(a) hereof.

          "Confidentiality Agreement" shall mean the Confidentiality Agreement between Pfizer and Purchaser relating to the Business.

          "Consolidated Tax Returns" shall mean any Tax Returns with respect to Consolidated Taxes.

          "Consolidated Taxes" shall mean all federal, state, provincial or local Income Taxes, domestic or foreign, that are paid on a consolidated, unitary, combined or similar basis with respect to Tax Returns that include Conveyed Subsidiaries, or any of their Subsidiaries, on the one hand, and Pfizer or any of its Subsidiaries or Affiliates (other than the Conveyed Subsidiaries or any of their Subsidiaries) on the other.

          "Conveyed Assets" shall have the meaning set forth in Section 2.2 hereof, it being understood that the Conveyed Assets do not include the Excluded Assets or the Shares.

          "Conveyed Subsidiaries" shall mean those entities listed on Schedule 1.1(b) hereof.

          "Disputed Item" shall have the meaning set forth in Section 2.8(b).

          "Employee" shall mean an Employee (US), an Employee (non-US) or an Employee (Bargaining Unit).

          "Employee (Bargaining Unit)" shall mean an employee of Howmedica who is also a member of the local Union No. 485 of the International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers, AFL-CIO.

          "Employee (non-US)" shall mean any individual who as of the Closing Date, (i) shall be (or in the case of clause (ii)(D) below, is scheduled to become) an employee outside the United States of America of a Conveyed Subsidiary (or a Subsidiary of a Conveyed Subsidiary), an Asset Selling Corporation or another Affiliate of Pfizer who primarily performs (or will, on commencing work, primarily perform) services on behalf of the Business and
(ii) either (A) shall have been employed and at work on the Closing Date, or
(B) shall have been absent on the Closing Date because of illness or on short-term disability (including maternity disability), workers' compensation, vacation, parental leave of absence, family and medical leave of absence, military leave of absence or other absence or leave of absence where return to work is subject to statutory requirements, or (C) shall have been receiving short-term disability benefits for no more than one hundred eighty (180) consecutive days as of the Closing Date, or (D) shall have received an offer of employment with the Business with a Conveyed Subsidiary (or a Subsidiary of a Conveyed Subsidiary), an Asset Selling Corporation or another Affiliate of Pfizer, in the ordinary course of business on or prior to the Closing Date, but shall have not yet commenced work as of the Closing Date.

          "Employee (US)" shall mean any individual who as of the Closing Date, (i) shall be (or in the case of clause (ii)(D) below, is scheduled to become) an employee in the United States of America of a Conveyed Subsidiary (or a Subsidiary of a Conveyed Subsidiary), an Asset Selling Corporation or another Affiliate of Pfizer who primarily performs (or will, on commencing work, primarily perform) services on behalf of the Business and (ii) either
(A) shall have been employed and at work on the Closing Date, or (B) shall have been absent on the Closing Date because of illness or on short-term disability (including maternity disability), workers' compensation, vacation, parental leave of absence, family and medical leave of absence, military leave of absence or other absence or leave of absence where return to work is subject to statutory requirements, or (C) shall have been receiving short-term disability benefits for no more than one hundred eighty (180) consecutive days as of the Closing Date, or (D) shall have received an offer of employment with the Business with a Conveyed Subsidiary (or a Subsidiary of a Conveyed Subsidiary), an Asset Selling Corporation or another Affiliate of Pfizer, in the ordinary course of business on or prior to the Closing Date, but shall have not yet commenced work as of the Closing Date. Employee (US) shall not include Employees (Bargaining Unit).

          "Environmental Law" shall mean any applicable federal, state, local or foreign Law, common Law, statute, ordinance, rule, regulation, code, order, judgment or decree as in effect at the Closing Date relating directly or indirectly to (i) the environmental aspects of product approvals, including occupational health and safety, (ii) the protection of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface or subsurface land), (iii) occupational safety and health, or (iv) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, recycling, Release or disposal of Hazardous Substances or Hazardous Materials.

          "Environmental Liability" means the Losses resulting from (i) failure to comply with any requirement of an Environmental Law, (ii) failure to obtain or comply with any required Environmental Permit, (iii) a Remedial Action or (iv) harm or injury to any real property, to any person, to public health, or to natural resource (other than Remedial Action) as a result of exposure to Hazardous Substances or Hazardous Materials.

          "Environmental Permits" shall mean all permits, licenses, certificates, approvals and other authorizations required to be held by a Conveyed Subsidiary, a Subsidiary of a Conveyed Subsidiary or an Asset Selling Corporation or to carry on the Business pursuant to an Environmental Law.

          "Equipment" shall have the meaning set forth in Section 2.2(b) hereof.

          "Equipment Leases" shall have the meaning set forth in Section 2.2(b) hereof.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "Excluded Assets" shall have the meaning set forth in Section 2.4 hereof.

          "Excluded Environmental Liabilities" shall mean:

all Environmental Liability associated with or arising from (i) all facilities formerly or currently owned, leased or operated by the Business, the Conveyed Subsidiaries or any of their Subsidiaries or the Asset Selling Corporations, other than (A) those owned, leased or operated by a Conveyed Subsidiary or any of their Subsidiaries as of the Closing Date or (B) those constituting part of the Conveyed Assets transferred pursuant to this Agreement, (ii)(A) Environmental Liabilities as set forth in subsections (iii) and (iv) of the definition of Environmental Liabilities (other than those Environmental Liabilities described in subsection (vi) of this definition), in excess of one million dollars ($1,000,000) in the aggregate in the case of subsection (iii) of the definition of Environmental Liabilities and with respect to non-third party claims brought by Purchaser pursuant to subsection (iv) of the definition of Environmental Liabilities, to the extent resulting from a claim received within three years of the Closing Date concerning the Release or threat of Release of any Hazardous Material or Hazardous Substance on or prior to the Closing Date at any location owned, leased or operated by a Conveyed Subsidiary or any of their Subsidiaries as of the Closing Date or constituting part of the Conveyed Assets. Pfizer shall be responsible for the cost relating to a Remedial Action taken or required to comply with applicable Environmental Law or the requirements of a

Governmental Authority or where there is a substantial likelihood that a Governmental Authority would take or require Remedial Action in the near future; and (B) fines and penalties and the cost of defending against an action seeking fines and penalties, to the extent resulting from a claim received within three years of the Closing Date concerning any non-compliance with Environmental Law or failure to obtain or comply with any Environmental Permit in the operation of the Business on or prior to the Closing Date, (iii) all off-site locations not used by the Business following the Closing Date where any of the Conveyed Subsidiaries (or a Subsidiary of a Conveyed Subsidiary) or the Asset Selling Corporations, directly or through third parties, disposed, stored or treated, or arranged for the disposal, storage or treatment of, Hazardous Materials or Hazardous Substances on or prior to the Closing Date, (iv) all off-site locations used by the Business following the Closing Date where any of the Conveyed Subsidiaries (or a Subsidiary of a Conveyed Subsidiary) or the Asset Selling Corporations, directly or through third parties, disposed, stored or treated, or arranged for the disposal, storage or treatment of Hazardous Materials or Hazardous Substances on or prior to the Closing Date, subject to an allocation by volume if possible or, if not possible, subject to equitable sharing of liability between Pfizer and Purchaser, (v) any failures by the Business prior to the Closing Date to comply with the provisions of the California Safe Drinking Water and Toxic Enforcement Act of 1986 where there are claims related to the sale of products by the Business prior to the Closing and where such claims are presented to Pfizer within two years of Closing, or (vi) the New Jersey Industrial Site Recovery Act ("ISRA"), 13 N.J.S.A., 1 K-6 et seq. the Connecticut Transfer Act, Conn. Gen. Stat. Section 22a-134 et. seq., and other similar Environmental Laws in connection with the execution of this Agreement and the transactions contemplated by this Agreement.

	     The following two categories shall not be deemed to be Excluded Environmental Liabilities: (i) the capital, operation and maintenance costs incurred by Purchaser to continue to operate the Facilities, fixtures and Equipment which as of the Closing Date are being operated by the Conveyed Subsidiaries, any of their Subsidiaries, or the Asset Selling Corporations in compliance with Environmental Laws and (ii) the closure and post-closure expenditures related to such Facilities, fixtures and Equipment.

          "Facilities" shall mean the facilities listed on

Schedules 1.1(c), 2.2(a) and 5.14(a).

          "Final Working Capital" shall have the meaning set forth in Section 2.8(c) hereof.

          "Financial Statements" shall mean the financial data set forth on
Schedule 5.6 hereof.

          "Foreign Implementing Agreements" shall mean the various agreements to be executed by certain of the Seller Corporations after the date of this Agreement for the purpose of implementing the transfer and conveyance on the Closing Date, or as soon thereafter as can be effected, of Shares, Conveyed Assets and Assumed Liabilities of Conveyed Subsidiaries and Asset Selling Corporations located outside of the United States to the designated Affiliate of the Purchaser by such Seller Corporations.

          "Foreign Plans" shall mean each material pension, profit sharing, savings, retirement, health, life, disability, deferred compensation, incentive, severance and fringe benefit plan, program, or arrangement maintained or contributed to by any Seller Corporation for the benefit of any Employees (non-US), other than plans, programs, or arrangements required to be maintained or contributed to by the Laws of the relevant jurisdiction and Plans maintained for the benefit of Employees (US) or Employees (Bargaining

Unit).

          "GAAP" shall mean generally accepted accounting principles and practices in effect in the United States of America as consistently applied by Pfizer.

          "Governmental Antitrust Entity" shall have the meaning set forth in
Section 7.3(c) hereof.

          "Governmental Authority" shall mean any supranational, national, federal, state or local judicial, legislative, executive or regulatory authority.

          "Governmental Authorizations" shall mean all licenses, permits, certificates and other authorizations and approvals required to carry on the Business as conducted as of the date of this Agreement under the applicable Laws of any Governmental Authority.

          "Governmental Order" shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with Governmental Authority.

          "Hazardous Materials" shall mean all materials regulated pursuant to Environmental Law as capable of causing harm or injury to human health or the environment, including oils, petroleum, and petroleum products.

          "Hazardous Substances" shall mean any hazardous substances within the meaning of Section 101(14) of the

Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., or any pollutant or contaminant that is regulated under any Environmental Law.

          "Howmedica" shall have the meaning set forth in the heading of this Agreement.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Income Tax" or "Income Taxes" shall mean all Taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts or profits (including, but not limited to, any capital gains, minimum taxes and any Taxes on items of tax preference, but not including sales, use, real or personal property transfer or other similar Taxes), (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (i) above or (iii) withholding taxes measured by, or calculated with respect to, any payments or distributions (other than wages).

          "Indemnified Party" shall have the meaning set forth in Section 8.3(a) hereof.

          "Indemnifying Party" shall have the meaning set forth in Section 8.3(a) hereof.

          "Independent Accountant" shall have the meaning set forth in Section 2.8(c) hereof.

          "Intellectual Property" shall mean Patent Rights, inventions, discoveries, trade secrets, know-how and ideas, rights in research and development, and commercially practiced processes and inventions, whether patentable or not in any jurisdiction, Trademark Rights in any jurisdiction, copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

          "Intellectual Property Licenses" shall have the meaning set forth in
Section 2.2(e) hereof.

          "Inventories" shall mean all inventory, including raw materials, packaging supplies, work-in-process or finished goods owned by each of the Conveyed Subsidiaries (or a Subsidiary of a Conveyed Subsidiary) or Asset Selling Corporations and relating to the Business.

          "IRS" shall mean the Internal Revenue Service of the United States.

          "ISRA Buyout" shall have the meaning set forth in Section 8.12(b) hereof.

          "ISRA Buyout Payment" shall have the meaning set forth in Section 8.12(c) hereof.

          "Knowledge of Pfizer" shall mean the actual knowledge of (i) an officer of Pfizer, (ii) with respect to the environmental and health and safety provisions of this Agreement, the Vice President, Environment, Health and Safety of Pfizer or Pfizer's Medical Technology Group Director of Environmental Affairs as of June 30, 1998, (iii) with respect to the employee benefit provisions of this Agreement, the employee resources manager of Pfizer or Pfizer's Medical Technology Group, and (iv) the individuals listed on
Schedule 1.1(e).

          "Laws" shall include any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, injunction, judgment or decree.

          "Leased Real Property" shall have the meaning set forth in Section 2.2(a) hereof.

          "Liabilities" shall mean any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

          "Liens" shall mean any lien, security interest, mortgage, charge or similar encumbrance.

          "Loss" or "Losses" shall have the meaning set forth in Section 8.1(a) hereof.

          "Material Adverse Effect" shall mean an effect that is materially adverse to the business results, operations or financial condition of the Business taken as a whole, but shall exclude any effect resulting from (i) the execution of this Agreement, (ii) general economic conditions or (iii) any occurrence or condition generally affecting the industries in which the Business conducts its operations.

          "Material Contracts" shall have the meaning set forth in Section 5.12(a) hereof.

          "NFA/CNS" shall have the meaning set forth in Section 8.12(a) hereof.

          "NJDEP" shall have the meaning set forth in Section 8.12(a) hereof.

          "Patent Rights" means patents together with any extensions, reexaminations and reissues of such patents, patents of addition, patent applications, divisions, continuations, continuations-in-part, and any subsequent filings in any country claiming priority therefrom.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation.

          "Permitted Encumbrances" shall mean (i) all Liens approved in writing by the Purchaser, (ii) statutory Liens arising out of operation of Law with respect to a Liability incurred in the ordinary course of business and which is not delinquent, (iii) such Liens and other imperfections of title, other than mortgages and judgment Liens, as do not materially detract from the value or impair the use of the property subject thereto or make such property unmarketable, or (iv) Liens for Taxes not yet subject to penalties for nonpayment or which are being actively contested in good faith by appropriate proceedings, or (v) mechanics', materialmens', carriers', workmens', warehousemens', repairmens', landlords' or other like Liens and security obligations that are not delinquent.

          "Person" shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization.

          "Pfizer" shall have the meaning set forth in the heading of this Agreement.

          "Pfizer Qualified Plans" shall have the meaning set forth in Section 7.5(b)(i) hereof.

          "Plan" shall mean any material employee benefit plan as defined in
Section 3(3) of ERISA and any other plan, program, agreement or arrangement, whether qualified under applicable Law or not, maintained (or contributed to or required to be contributed to) by any Seller Corporation, for the benefit of any Employee
(US) or Employees (Bargaining Unit).

          "Pre-Closing Tax Period" shall have the meaning set forth in Section 7.4(g)(iii)(A) hereof.

          "Product Registrations" shall have the meaning set forth in Section
5.10 hereof.

          "Purchaser" shall mean Stryker Corporation and its majority owned Subsidiaries.

          "Purchaser Qualified Plans" shall have the meaning set forth in
Section 7.5(b)(ii) hereof.

          "RAWP" shall have the meaning set forth in Section 8.12(b) hereof.

          "Real Property" shall have the meaning set forth in Section 5.14(a) hereof.

          "Real Property Leases" shall have the meaning set forth in Section 2.2(a) hereof.

          "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, injecting, deposit, disposing, discharging, dispersal, escaping, dumping or leaching into the environment, including without limitation, surface water, soil or groundwater (including the abandonment or discarding of barrels, containers, and other receptacles containing Hazardous Substances or Hazardous Materials) or as otherwise defined under Environmental Laws.

          "Remedial Action" shall mean action required under Environmental Law to clean up the environment (including, without limitation, soil, surface water, groundwater or sediments) in response to a Release of Hazardous Substances or Hazardous Materials, including, but not limited to, associated action taken to investigate, monitor, assess and evaluate the extent and severity of any such Release; action taken to remediate any such Release; post-remediation monitoring of any such Release; and preparation of all reports, studies, analyses or other documents relating to the above.
"Remedial Action" also shall refer to any judicial, administrative or other proceeding relating to any of the above, including, but not limited to, the negotiation and execution of judicial or administrative consent decrees; responding to information requests by any Governmental Authority; or defending claims brought by any Governmental Authority or any other Person, whether such claims are equitable or legal in nature, relating to the cleanup of the environment (including, without limitation, soil, surface water, groundwater, and sediments) in response to a Release of Hazardous Substances or Hazardous Materials and associated actions.

          "Required Governmental Report" shall mean any written notice, report or other filing by Purchaser and required by Environmental Law as a result of actions taken in the ordinary course of operating the Business; provided, however, that actions taken in the ordinary course of operating the Business shall not include any investigation undertaken voluntarily by the Purchaser or at the request of a third party that is not required by Environmental Law.

          "Resolution Period" shall have the meaning set forth in Section 2.8(c) hereof.

          "Retained Liabilities" shall have the meaning set forth in Section
2.6 hereof.

          "Retirement Plan" shall have the meaning set forth in Section 7.5(b)(i) hereof.

          "Rutherford Plan" shall have the meaning set forth in Section 5.17(h) hereof.

          "Savings Plan" shall have the meaning set forth in Section 7.5(b)(i) hereof.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Seller Corporations" shall mean collectively

Pfizer, the Asset Selling Corporations and the Stock Selling Corporations.

          "Shares" shall have the meaning set forth in the Recitals hereto.

          "Share Purchase Price" shall have the meaning set forth in Section 2.7(b) hereof.

          "Specified Sections" shall have the meaning set forth in Section 8.7 hereof.

          "Stock Selling Corporations" shall mean those entities listed on
Schedule 1.1(d) hereof.

          "Straddle Period" shall have the meaning set forth in Section 7.4(a)(i) hereof.

          "Subsidiary" shall mean an entity as to which Pfizer or Purchaser or any other relevant entity, as the case may be, owns directly or indirectly 50% or more of the voting power or other similar interests. Any Person which comes within this definition as of the date of this Agreement but thereafter fails to meet such definition shall from and after such time not be deemed to be a Subsidiary of Pfizer or Purchaser or any other relevant entity, as the case may be. Similarly, any Person which does not come within such definition as of the date of this Agreement but which thereafter meets such definition shall from and after such time be deemed to be a Subsidiary of Pfizer or Purchaser or any other relevant entity, as the case may be.

          "Tax" or "Taxes" shall mean all taxes, charges, duties, fees, levies or other assessments, including but not limited to, income, excise, property, sales, value added, profits, license, withholding (with respect to compensation or otherwise), payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, occupation and franchise taxes, imposed by any Governmental Authority, and including any interest, penalties and additions attributable thereto.

          "Tax Claim" shall have the meaning set forth in Section 7.4(i)(A) hereof.

          "Tax Return" or "Tax Returns" shall mean any return, report, declaration, information return, statement or other document filed or required to be filed with any Governmental Authority, in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

          "Third Party Claim" shall have the meaning set forth in Section 8.4(a) hereof.

          "Trademark Rights" shall mean registered and unregistered trademarks, service marks, brand names, certification marks, trade dress, goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application.

          "Transitional Intellectual Property License Agreement" shall have the meaning set forth in Section 7.11 hereof.

          "Transitional Services Agreement" shall have the meaning set forth in Section 7.10 hereof.

          "WARN" shall mean the Worker Adjustment and Retraining Notification
Act.

          "Working Capital of the Business" shall mean the current assets less the current liabilities of the Business, determined in accordance with GAAP on a basis consistent with the preparation of the Financial Statements, provided that there shall be excluded from such determination the Excluded Assets and the Retained Liabilities and there shall be included in such determination (i) Cash Equivalents to the extent transferred to Purchaser as provided in the parenthetical to Section 2.4(a) (notwithstanding that Cash Equivalents were excluded in the preparation of the Financial Statements), (ii) accruals or reserves for deferred Taxes, (iii) the book value of Howmedica's investment in the common stock of Orthovita Inc. and (iv) the amount of the capital expenditure by Howmedica in respect of the renovations of the executive office building in Rutherford, New Jersey.

          "Working Capital Statement" shall have the meaning set forth in
Section 2.8(a) hereof.

          Section I.2.     Other Definitional Provisions.

(a) The words "hereof", "herein", "hereto" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c) The terms "dollars" and "$" shall mean United States dollars.

                                     ARTICLE II

                                 PURCHASE AND SALE

          Section II.1. Purchase and Sale of Shares of the Conveyed Subsidiaries. Upon the terms and subject to the conditions set forth herein, at the Closing, Pfizer shall cause each Stock Selling Corporation to sell to Purchaser, and Purchaser shall purchase from each Stock Selling Corporation, free and clear of all Liens, the Shares.

          Section II.2. Purchase and Sale of Assets of the Asset Selling Corporations. Upon the terms and subject to the conditions set forth herein, at the Closing, Pfizer shall cause each Asset Selling Corporation to sell, convey, assign and transfer to the Purchaser and the Purchaser shall purchase, acquire and accept from each Asset Selling Corporation, free and clear of all Liens, other than Permitted Encumbrances, all of the respective Asset Selling Corporation's right, title and interest in the assets, properties and rights owned or held by each such Asset Selling Corporation or by Pfizer or any other wholly owned Subsidiary of Pfizer on the date hereof relating primarily to the Business or acquired by any of the Asset Selling Corporations or by Pfizer or any other wholly owned Subsidiary of Pfizer primarily for the Business in the ordinary course of the Business prior to the Closing (subject to any decreases or dispositions thereof as may occur in the ordinary course of the Business or made in accordance with Section 7.2 prior to Closing) (collectively, the "Conveyed Assets"). Without limiting the foregoing, the Conveyed Assets shall include all assets, properties and rights reflected on the Financial Statements (except to the extent disposed of in the ordinary course of business since the date thereof but only to the extent permitted by Section 7.2 hereof or disclosed in Schedule 5.7) and, except as expressly provided otherwise herein, shall include, without limitation, those certain assets, properties and rights described in the following clauses (a) through (n):

(a) the leasehold interests, including any prepaid rent, security deposits and options to renew or purchase in connection therewith, of the Asset Selling Corporations in real property (the "Leased Real Property" and the leases relating to such Leased Real Property, the "Real Property Leases") which, together with leasehold interests of the Conveyed Subsidiaries (and their Subsidiaries) in real property, are set forth on Schedule 2.2(a) and the Real Property owned by any of the Asset Selling Corporations as set forth on Schedule 5.14(a);

(b) the furniture, equipment, machinery, supplies, vehicles, spare parts, tools, personal property and other tangible property owned, leased or licensed by the Asset Selling Corporations or by Pfizer or any other wholly owned Subsidiary of Pfizer and primarily used by the Business (the "Equipment" and leases relating to such

Equipment so leased by the Asset Selling Corporations or by Pfizer or any other wholly owned Subsidiary of Pfizer, the "Equipment Leases");

(c) the contracts, licenses, agreements and commitments relating solely to the Business (excluding contracts, licenses, agreements and commitments relating solely to the Excluded Assets) ("Assumed Contracts");

(d)     the Inventories of the Asset Selling Corporations;

(e) all rights to the Intellectual Property owned, utilized or licensed by the Asset Selling Corporations (the licenses relating to Intellectual Property so licensed by the Asset Selling Corporations sometimes referred to as the "Intellectual Property Licenses") that are used primarily in the operation of the Business; to the extent any of said Intellectual Property, other than the Pfizer name and logo, is owned, utilized or licensed by Pfizer or any Affiliate and is used for the Business and is or could be used by one or more other businesses of Pfizer and its Affiliates, then such Intellectual Property will be retained by Pfizer or one of its Affiliates and at the Closing, Pfizer and/or its applicable Affiliate will, subject to
Section 2.3 and except to the extent Pfizer's rights to such Intellectual Property do not allow it to grant such license as set forth on Schedule 2.2(e), grant to Purchaser and its Affiliates a non-exclusive license of such Intellectual Property for the continuation of use by the Business;

(f) Product Registrations (and applications therefor) owned, utilized or licensed by the Asset Selling Corporations relating to the products of the Business;

(g)     transferable Governmental Authorizations, including
Environmental Permits, owned, utilized or licensed (subject to the terms of such licenses) by the Asset Selling Corporations that are required in the operation of the Business;

(h) (i) the databases and software programs, source codes and user manuals owned, used, leased by or licensed to the Asset Selling Corporations and used primarily in the Business and (ii) the computer hardware used primarily in the Business;

(i) all customer and vendor lists to the extent relating to the Business, and all files and documents (including credit information) to the extent relating to customers and vendors of the Business, and other business and financial records, files, books and documents (whether in hard copy or computer format) to the extent relating to the Business;

(j) all rights of the Asset Selling Corporations under or pursuant to prepayments, deposits, claims in bankruptcy and causes in action, indemnification agreements and indemnification rights provided to the Asset Selling Corporations by third parties to the extent relating to the Business;

(k) all rights of the Asset Selling Corporations under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to the Business or to the extent affecting the Conveyed Assets;

(l)     the goodwill and going concern value of the Business;

(m) all rights of the Asset Selling Corporations under or pursuant to the lawsuits against third parties listed on Schedule 2.2(m) hereto; and

(n)     the accounts receivable of the Business.

          Section II.3.     Consents.     (a)  There shall be excluded from
the transactions contemplated by this Agreement any Real Property Lease, Equipment Lease, Intellectual Property License, Assumed Contract, agreement, lease, license or right which is not assignable or transferable without the consent of any Person other than the Seller Corporations, or the Conveyed Subsidiaries (or the Subsidiaries of the Conveyed Subsidiaries) or any Subsidiary of Pfizer or Purchaser or any Subsidiary of Purchaser, to the extent that such consent shall not have been given prior to the Closing, provided, however, that each of the Seller Corporations and Purchaser shall have the continuing obligation after the Closing to use its commercially reasonable efforts to obtain all necessary consents to the assignment thereof and, upon obtaining the requisite third party consents thereto, such Real Property Leases, Equipment Leases, Intellectual Property Licenses, Assumed Contracts, agreements, leases, licenses or rights, if otherwise includable in the Conveyed Assets or the transactions contemplated hereby, shall be transferred and assigned to Purchaser hereunder.

(b)     With respect to any Real Property Lease, Equipment Lease,
Intellectual Property License, Assumed Contract, agreement, lease, license or right that is not included in the Conveyed Assets or assigned to Purchaser at the Closing by reason of Section 2.3(a), after the Closing and until any requisite consent is obtained and the foregoing transferred and assigned to Purchaser, the parties shall cooperate with each other, upon written request, to obtain for Purchaser an arrangement which Purchaser reasonably shall desire designed to provide for Purchaser the benefits thereof in some other manner. With respect to any consents required of a third party that shall not be obtained within a reasonable period of time after the Closing, Pfizer or one or more of its Affiliates shall, at the reasonable request of Purchaser and at Pfizer's expense, enter into such arrangements with Purchaser to place Purchaser in substantially the same economic position as if such consents had been obtained. The obligations of Pfizer pursuant to the preceding sentence shall not extend beyond the remaining term of such agreement, lease, license or right as of the Closing Date.

(c) Pfizer may take (or cause one or more of its Affiliates to take) such action as is necessary or advisable to transfer effective as of the Closing Date the Excluded Assets from the Conveyed Subsidiaries (and the Subsidiaries of any Conveyed Subsidiary) and each of the Asset Selling Corporations to Pfizer or one or more of its Affiliates for such consideration or for no consideration, as may be determined by the Seller Corporations in their sole discretion. After the Closing Date, Purchaser shall take all actions (or shall cause its Affiliates to take all actions) reasonably requested by the Seller Corporations to effect the provisions of this Section 2.3. Any action taken pursuant to this Section 2.3(c) after the Closing Date shall be deemed for the purposes of Section 2.8 to have occurred on the Closing Date and shall be reflected in the calculation of the Working Capital of the Business pursuant to such Section 2.8.

          Section II.4. Excluded Assets of the Business. Notwithstanding any provision in this Agreement, the Seller Corporations shall retain, with respect to the Business, any Conveyed Subsidiary (or a Subsidiary of a Conveyed Subsidiary) or any Asset Selling Corporation, the following (the "Excluded Assets"):

(a)     Cash Equivalents (except to the extent that Cash
Equivalents are not transferred pursuant to Section 2.3(c) and are reflected in the calculation of the Working Capital of the Business pursuant to Section 2.8);

(b) all intercompany receivables, other than amounts due and owing among the Conveyed Subsidiaries, their Subsidiaries and the Asset Selling Corporations in respect of the Business;

(c) except as included in the Working Capital Statement, all Tax losses, Tax loss carry forwards and rights to receive refunds, credits and credit carry forwards with respect to any and all Taxes, that are attributable to a taxable period ending on or prior to the Closing Date, including, without limitation, interest thereon, whether or not the foregoing is derived from the Business;

(d)     the corporate books and records of the Asset Selling
Corporations;

(e) all current and prior insurance policies and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(f) except as expressly set forth herein, all assets of any employee benefit plan;

(g)     the "Pfizer" name and logo;

(h) except as specifically provided in Section 2.2, all assets not related primarily to the Business; and

(i) any legal or beneficial interest in the share capital of the entities, and the other assets, listed on Schedule 2.4(i), none of which are used or engaged in the operation of the Business.

          Section II.5.     Assumption of Certain Obligations
of the Business. Upon the terms and subject to the conditions of this Agreement, Purchaser agrees, effective at the Closing, to assume all Liabilities of the Seller Corporations to the extent relating to the Conveyed Assets or the Business and to cause the Conveyed Subsidiaries and their Subsidiaries to satisfy and discharge their respective Liabilities, whether arising on, prior to or after the Closing Date, and whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable as of the Closing Date, other than the Retained Liabilities (all of the foregoing liabilities and obligations being herein collectively called the "Assumed Liabilities"). Except for Liabilities expressly within the definition of Retained Liabilities or as otherwise provided in this Agreement, Assumed Liabilities shall include, without limitation, the following:

(a) except as provided in Section 2.6(g), all lawsuits commenced and claims made after the Closing Date to the extent resulting from the conduct of the Business or the ownership of the Shares or the Conveyed Assets prior to, on or after the Closing Date;

(b) all Liabilities for Taxes to the extent accrued or reserved against in the Working Capital

Statement; and

(c) all Liabilities resulting from a claim by a third party for money or other compensation (beyond the cost of a particular product) in respect of injury allegedly due and owing as a result of the use or application of a product of the Business sold after the Closing Date, including, without limitation, warranty obligations and irrespective of the legal theory asserted.

          Section II.6. Retained Liabilities of Business. Notwithstanding any provision in this Agreement, the Seller Corporations shall retain and be responsible for the following (the "Retained Liabilities"):

(a) the Excluded Environmental Liabilities, including those items listed on Schedule 5.11 which otherwise satisfy the definition of Excluded Environmental Liabilities;

(b) Liabilities resulting from all lawsuits (including, without limitation, workers' compensation claims) pending as of the Closing Date and all other claims with respect to which Pfizer or any Seller Corporation has received written notice on or prior to the Closing Date solely to the extent resulting from the conduct of the Business by any Seller Corporation or Conveyed Subsidiary or their Affiliates on or prior to the Closing Date, including, without limitation, the pending lawsuits listed on Schedule 5.8 hereto, but excluding any Liabilities resulting from the lawsuits referred to in Section 2.2(m);

(c) Liabilities for which any Seller Corporation expressly has responsibility pursuant to the terms of this Agreement;

(d)     Liabilities associated with the Excluded Assets;

(e) intercompany Liabilities, other than amounts due and owing among the Conveyed Subsidiaries, their Subsidiaries and the Asset Selling Corporations in respect of the Business;

(f)     Liabilities with respect to Employees, Plans and Foreign
Plans with respect to periods prior to the Closing, except as provided herein;

(g) Liabilities resulting from a claim by a third party for money or other compensation (beyond the cost of a particular product) in respect of injury allegedly due and owing as a result of the use or application of a product of the Business sold on or prior to the Closing Date, including, without limitation, warranty obligations and irrespective of the legal theory asserted; and

(h) any and all Liabilities for Taxes and workers' compensation premiums related to the Business or the Conveyed Assets for periods prior to and including the Closing Date, except for (1) Taxes and workers' compensation premiums solely attributable to actions of Purchaser other than those contemplated by this Agreement, occurring after the Closing, or (2) to the extent accrued or reserved against in the Working Capital Statement.

          Section II.7. Purchase Price. (a) In consideration of the sale and transfer of the Shares and the sale and transfer of the Conveyed Assets, Purchaser shall pay to Pfizer, as agent for the Seller Corporations (or to Pfizer's Affiliates as Pfizer may on behalf of the Seller Corporations direct in the written transfer instructions hereinafter referred to), an aggregate amount of One Billion, Nine Hundred Million Dollars ($1,900,000,000) (the "Aggregate Payment"), in immediately available funds, by wire transfer in accordance with written instructions given by Pfizer to Purchaser not less than two (2) Business Days prior to the Closing, which consideration shall be subject to the purchase price adjustment provided for in Section 2.8 and shall be allocated as described below.

(b) In consideration of the sale and transfer of the Shares, Purchaser agrees to purchase from the Stock Selling Corporations the Shares for an aggregate purchase price of $620,300,000, allocated among the Shares as described in Schedule 2.9 (the "Share Purchase Price").

(c)     In consideration of the sale and transfer of the Conveyed
Assets, the Purchaser agrees to purchase from each Asset Selling Corporation the Conveyed Assets owned by such Asset Selling Corporation for an aggregate purchase price of $1,279,700,000, allocated among the Asset Selling Corporations as described in Section 2.9 (the "Asset Purchase Price" and, together with the Share Purchase Price, the "Aggregate Purchase Price").

          Section II.8.     Purchase Price Adjustment.

(a) Within ninety (90) days after the Closing Date, Pfizer shall deliver to Purchaser a statement of the Working Capital of the Business as of the Closing Date (the "Working Capital Statement"). The Working Capital Statement shall be unaudited and shall state the Working Capital of the Business as of the Closing Date, calculated using the spot exchange rates for the appropriate currencies as published in the Wall Street Journal, Eastern Edition, on the Closing Date taking into account any transfers made pursuant to Section 2.3(c) and the settlement of any

Liabilities referred to in Section 2.6(e) after the Closing Date, which for the purposes of the Working Capital Statement shall be deemed to have been settled on the Closing Date at the amount settled. Purchaser shall provide Pfizer with access to the books, records, and personnel of the Business necessary for Pfizer to prepare the Working Capital Statement.

(b) Purchaser may dispute the amounts reflected on the line items of the Working Capital Statement (a "Disputed Item"), but only (i) on the basis that an entry contained on such Working Capital Statement is based on facts or occurrences arising solely between the date of the Financial Statements and the date of the Working Capital Statement, (ii) a Disputed Item does not reflect, or has not been made in a manner consistent with, the provisions of this Agreement, and (iii) to the extent the amount disputed with respect to all Disputed Items exceeds $2,750,000 in the aggregate; provided, however, the Purchaser shall notify Pfizer in writing of each Disputed Item, and specify the amount thereof in dispute and the basis therefor, within ninety (90) days after receipt of the Working Capital Statement. The failure by Purchaser to provide a notice of Disputed Items to Pfizer within such ninety (90) day period will constitute Purchaser's acceptance of all the items in the Working Capital Statement.

(c) If a notice of Disputed Items shall be timely delivered pursuant to subclause (b) above, Pfizer and the Purchaser shall, during the ten (10) Business Days following the date of such delivery (the "Resolution Period"), negotiate in good faith to resolve the Disputed Items. If during such Resolution Period the parties are unable to reach agreement, Pfizer and the Purchaser shall refer all unresolved Disputed Items to PriceWaterhouseCoopers, or any other independent accounting firm as Pfizer and Purchaser shall mutually agree upon (the "Independent Accountant"). The Independent Accountant shall make a determination with respect to each unresolved Disputed Item within fifteen (15) days after its engagement by Pfizer and Purchaser to resolve such Disputed Items, which determination shall be made in accordance with the rules set forth in this Section 2.8. The Independent Accountant shall deliver to Pfizer and Purchaser, within such fifteen (15) day period, a report setting forth its adjustments, if any, to the Working Capital Statement and the calculations supporting such adjustments. Such report shall be final, binding on the parties and conclusive. Pfizer and Purchaser shall each pay one-half of all the costs incurred in connection with the engagement of the Independent Accountant. As used herein, "Final Working Capital" shall mean
(i) if no notice of Disputed Items is delivered by Purchaser within the period provided in subclause (b) above, Working Capital of the Business as shown in the Working Capital Statement as prepared by Pfizer, or (ii) if such a notice of Disputed Items is delivered by Purchaser, either (x) Working Capital of the Business as agreed to in writing by Pfizer and Purchaser, (y) Working Capital of the Business as shown in the Independent Accountant's calculation delivered pursuant to this subclause (c) provided that such calculation is at least $2,750,000 less than the amount shown in the Working Capital Statement as prepared by Pfizer or (z) if such Independent Accountant's calculation is not at least $2,750,000 less than the amount shown in the Working Capital Statement as prepared by Pfizer, Working Capital of the Business as shown in the Working Capital Statement as prepared by Pfizer.

(d) If the Final Working Capital is less than $289,484,000, then Pfizer, on behalf of the Seller Corporations, shall, within ten (10) days after the determination of the Final Working Capital, pay to

Purchaser, by wire transfer of immediately available funds in accordance with written instructions given to Pfizer by Purchaser, the amount of such shortfall, together with interest on such amount from the Closing Date to the date of such payment at an annual rate equal to the ninety (90) day commercial paper rate for high grade unsecured notes as published in the Wall Street Journal, Eastern Edition, on the Closing Date. If the Final Working Capital is greater than $289,484,000, then Purchaser shall, within ten (10) days after the determination of the Final Working Capital, pay to Pfizer, by wire transfer of immediately available funds in accordance with written instructions given by Pfizer to Purchaser, the amount of such excess, together with interest on such amount from the Closing Date to the date of such payment at an annual rate equal to the ninety (90) day commercial paper rate for high grade unsecured notes as published in the Wall Street Journal, Eastern Edition, on the Closing Date.

          Section II.9. Allocation of the Aggregate Purchase Price. Pfizer, on behalf of itself and the Seller Corporations, and Purchaser (i) have agreed to the allocation of the Aggregate Purchase Price among the Conveyed Subsidiaries and the Asset Selling Corporations as
set forth in Schedule 2.9 (the "Section 2.9(i) Allocation") and (ii) shall agree prior to Closing on (A) the portion of the Aggregate Purchase Price that shall be allocated to Howmedica Leibinger Inc. (the "Section 338(h)(10) Aggregate Purchase Price"), (B) an allocation of the Section 338(h)(10) Aggregate Purchase Price among the assets of Howmedica Leibinger Inc. (the "Section 2.9(ii)(B) Allocation") and (C) the portion of the Aggregate Purchase Price that shall be allocated to, and the allocation of such portion among, the Conveyed Assets of Howmedica (the "Section 2.9(ii)(C) Allocation" and, together with the Section 2.9(i) Allocation and the Section 2.9(ii)(B) Allocation, the "Allocation"). Each of Seller Corporations on the one hand and Purchaser on the other shall (i) be bound by the Allocation for purposes of determining any Taxes, (ii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with the Allocation, and (iii) take no position, and cause its Affiliates to take no position, inconsistent with the Allocation on any applicable Tax Return or in any proceeding before any taxing authority or otherwise. In the event that the Allocation is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other party hereto concerning the existence of the dispute and the proposed resolution of the dispute. Each of the Seller Corporations and Purchaser acknowledge that the Section 2.9(i) Allocation was done at arm's length based upon a good faith estimate of fair market values. Pfizer and Purchaser agree that Purchaser shall choose an independent appraisal firm to perform an appraisal to support the Section 2.9(ii)(B) Allocation and the
Section 2.9(ii)(C) Allocation. The cost of such appraisal firm shall be borne by Purchaser. Pfizer shall be provided with a copy of the appraiser's report at least 15 days prior to Closing and, provided that Pfizer consents to the report (which consent shall not be unreasonably withheld), the Section 2.9(ii)(B) Allocation and the Section 2.9(ii)(C) Allocation each shall be made
as specified in the report.   If Pfizer does not consent to the appraiser's
report, Pfizer and Purchaser shall mutually agree prior to Closing on any changes to be made to the report and the Section 2.9(ii)(B) Allocation and the
Section 2.9(ii)(C) Allocation each shall be made as specified in the report as so changed. Notwithstanding the foregoing, the parties agree that, for purposes of the Section 2.9(ii)(C) Allocation, the amounts to be allocated for goodwill (defined for these purposes as the value of trade or business attributable to the expectancy of continued customer patronage) of Howmedica International Inc., Howmedica GmbH and Howmedica Leibinger GmbH & Co. KG shall not be less than $40,000,000, $35,000,000 and $20,000,000, respectively. Working capital adjustments pursuant to Section 2.8 and other post-Closing adjustments, if any, to the Aggregate Purchase Price shall be allocated to the Conveyed Subsidiary (and its Subsidiaries) or to the Asset Selling Corporation to which the adjustment relates, and shall be further allocated (if relevant for purposes of any applicable Law) to the assets to which the adjustment relates. The Aggregate Purchase Price allocation to such Conveyed Subsidiary (or Subsidiary) or Asset Selling Corporation shall be correspondingly increased or decreased. If after all other adjustments to the Allocation are made, the Allocation with respect to any Asset Selling Corporation, when expressed in the relevant local currency at the rate of exchange used to determine Final Working Capital, is less than the local currency net book value, determined in accordance with GAAP, of the Conveyed Assets of such Asset Selling Corporation as of the Closing Date, then the Allocation with respect to such Asset Selling Corporation shall be adjusted so that it is equal to such local currency net book value converted at the rate of exchange used to determine Final Working Capital and a corresponding adjustment to the Allocation with respect to Howmedica International Inc. will be made.


                              ARTICLE III

                                CLOSING

          Section III.1. Closing. (a) The Closing shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York, at 10:00 A.M., New York time, on the fifth (5th) Business Day following the satisfaction or waiver of the conditions precedent specified in Article IV (other than the conditions to be satisfied on the Closing Date, but subject to the waiver or satisfaction of such conditions), or at such other times and places as the parties hereto may mutually agree; provided, however, that without the agreement of Pfizer and Purchaser, the Closing shall not occur later than the date specified in Section 9.1(b) of this Agreement nor earlier than October 30, 1998. The date on which the Closing occurs is called the "Closing Date." The Closing shall be deemed to occur and be effective as of the close of business on the Closing Date.

(b) At the Closing, the Seller Corporations shall deliver or cause to be delivered to Purchaser the instruments and documents set forth in Exhibit A hereto and the annexes to such Exhibit, in form reasonably acceptable to Purchaser.

(c) At the Closing, Purchaser shall deliver to Pfizer, as agent for the Seller Corporations, the following: (i) the sum of the Aggregate Payment by wire transfer in immediately available funds to one or more accounts specified in writing by Pfizer at least two (2) Business Days prior to the Closing Date and (ii) the instruments and documents set forth in Exhibit B hereto and the annexes to such Exhibit, in form reasonably acceptable to Pfizer.

                                 ARTICLE IV

                           CONDITIONS TO CLOSING

          Section IV.1. Conditions to the Obligations of Purchaser and Pfizer. The respective obligations of each of the parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions precedent:

(a)     There shall not (i) be in effect any Law or Governmental
Order that makes illegal or enjoins or prevents in any respect the consummation of the transactions contemplated by this Agreement, or (ii) have been commenced, and shall be continuing, or threatened in writing any action or proceeding by any Governmental Authority which seeks to prevent or enjoin in any respect the transactions contemplated by this Agreement; and

(b) (i) the waiting period required under the HSR Act, including any extensions thereof, shall have expired and any investigations relating to the sale hereunder that may have been opened by either the Department of Justice or the Federal Trade Commission by means of a request for additional information or otherwise shall have terminated, (ii) any approval or action of a Governmental Authority that is necessary to lawfully consummate the transactions contemplated hereby in Ireland, Germany, Austria, France and Switzerland shall have been obtained or taken, (iii) Purchaser shall have all Environmental Permits pursuant to applicable Environmental Laws necessary in the United States and the countries specified in clause (ii) above, or equivalent authorizations or assurances that operations can lawfully continue while Purchaser is seeking to obtain Environmental Permits to replace those Environmental Permits that are not transferable to Purchaser, and (iv) with respect to manufacturing and distribution facilities in the

United States and the countries specified in clause (ii) above, any required approvals to transfer leasehold interests with respect to property leased by Asset Selling Corporations, Conveyed Subsidiaries or Subsidiaries of Conveyed Subsidiaries.

          Section IV.2. Conditions to the Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions precedent:

(a) Pfizer shall have performed in all material respects its agreements and obligations contained in this Agreement required to be performed by it at or before the Closing, and the representations and warranties of Pfizer contained herein (without regard to any materiality exception or qualification set forth in any representation and warranty) shall have been true and correct when made and shall be true and correct as of the Closing, as if made as of the Closing, except for (i) changes directly resulting from or permitted by this Agreement or attributable to matters disclosed by Pfizer in the Schedules hereto, (ii) those representations and warranties that address matters as of a particular date, which need be true only as of such date, and (iii) changes that would not, individually or in the aggregate, have a Material Adverse Effect. Purchaser shall have received a certificate of Pfizer, dated as of the Closing Date and signed by an officer of Pfizer, certifying as to the fulfillment of the foregoing;

(b) Pfizer shall have made or caused to be made delivery to the Purchaser of the items required by Section 3.1(b);

(c) Purchaser shall have received funds pursuant to the credit facilities provided for in the commitment letter, dated as of the date hereof, between Purchaser and Goldman Sachs Credit Partners L.P., a copy of which has been furnished to Pfizer (the "Goldman Commitment Letter"); and

(d) Pfizer shall have performed such obligations under the Connecticut Transfer Act, ISRA and other similar Environmental Laws required to consummate lawfully the transactions contemplated by this Agreement.

          Section IV.3. Conditions to the Obligations of Pfizer. The obligation of Pfizer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions precedent:

(a) Purchaser shall have performed in all material respects its agreements and obligations contained in this Agreement required to be performed by it at or before the Closing, and the representations and warranties of Purchaser contained herein shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, as if made as of the Closing (except for (i) changes contemplated or permitted by this Agreement or attributable to matters disclosed by Purchaser in the Schedules hereto, and (ii) those representations and warranties that address matters as of a particular date, which need be true only as of such date). Pfizer shall have received a certificate of Purchaser, dated as of the Closing Date and signed by an officer of Purchaser, certifying as to the fulfillment of the foregoing; and

(b) Purchaser shall have made or caused to be made delivery to Pfizer of the items required by Section 3.1(c).

                                  ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF PFIZER

          Pfizer hereby represents and warrants to Purchaser as follows:

          Section V.1. Organization. Pfizer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Stock Selling Corporation and Asset Selling Corporation is a corporation duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization.

          Section V.2.     Authority; Binding Effect.

(a) Each of the Seller Corporations has all requisite corporate power and authority to carry on the Business as it is now being conducted and to execute, deliver and perform the Foreign Implementing Agreements in accordance with the terms of this Agreement. Pfizer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Pfizer of this Agreement, and the performance by Pfizer of its obligations hereunder, have been duly authorized by all requisite corporate action and no other corporate proceedings are required in connection with the execution, delivery and performance of this Agreement.

(b) This Agreement constitutes a valid and binding obligation of Pfizer, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

          Section V.3.     Conveyed Subsidiaries; Capital Structure.

(a) Each of the Conveyed Subsidiaries is duly organized, validly existing and, where applicable, is in good standing under the Laws of its jurisdiction of organization, with corporate power and authority to own and operate its properties and assets and to carry on the Business as currently conducted. Each of the Conveyed Subsidiaries is duly qualified to do business and, where applicable, is in good standing in each jurisdiction where the nature of its business or properties makes such qualification necessary, except in jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.
Schedule 1.1 (b) sets forth the jurisdiction of incorporation of each Conveyed Subsidiary and within 45 days prior to the Closing such schedule shall be supplemented to show the jurisdictions in which it is qualified to do business as a foreign corporation.

(b) Schedule 5.3(b) sets forth the authorized capital stock of the Conveyed Subsidiaries and the number of shares of each class of capital stock in each such Conveyed Subsidiary which are validly issued and outstanding, fully paid and nonassessable. There are no outstanding warrants, options, agreements, subscriptions, convertible or exchangeable securities or other commitments pursuant to which any of the Conveyed Subsidiaries is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Conveyed Subsidiaries and no equity securities of any of the Conveyed Subsidiaries are reserved for issuance for any purpose. The Stock Selling Corporations own of record and beneficially the outstanding Shares as indicated on Schedule 5.3(b), free and clear of all Liens.

(c) Schedule 5.3(c) sets forth the name and the jurisdiction of incorporation of all Subsidiaries of the Conveyed Subsidiaries. Each such Subsidiary is duly organized, validly existing and, where applicable, in good standing under the Laws of its jurisdiction of organization, and has the corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted. Each Subsidiary is duly qualified to do business and, where applicable, is in good standing in each jurisdiction where the nature of its business or properties makes such qualification necessary, except in jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. All of the shares of capital stock of each Subsidiary of a Conveyed Subsidiary are validly issued, fully paid and nonassessable, and a Conveyed Subsidiary or Subsidiary of a Conveyed Subsidiary owns such shares, free and clear of all Liens. There are no outstanding warrants, options, agreements, subscriptions, convertible or exchangeable securities or other commitments pursuant to which any such Subsidiary is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other security of each such Subsidiary and no equity securities of each such Subsidiary are reserved for issuance for any purpose.

          Section V.4. Non-Contravention. The execution, delivery and performance of this Agreement by each of the Seller Corporations and the consummation of the transactions contemplated hereby does not and will not (i) violate any provision of the certificate of incorporation, bylaws or other comparable organizational documents of Pfizer, the Stock Selling Corporations, the Conveyed Subsidiaries (or any Subsidiary of a Conveyed Subsidiary) or any Asset Selling Corporation, (ii) subject to obtaining the consents referred to in Schedule 5.4, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Pfizer, the Stock Selling Corporations, the Conveyed Subsidiaries (or any Subsidiary of a Conveyed Subsidiary) or any Asset Selling Corporation under, or to a loss of any benefit of the Business to which Pfizer, the Stock Selling Corporations, the Conveyed Subsidiaries (or any Subsidiary of a Conveyed Subsidiary) or any Asset Selling Corporation is entitled under, any Material Contract, lease of real estate or license of Intellectual Property to which any Seller Corporation or Conveyed Subsidiary (or Subsidiary of a Conveyed Subsidiary) is a party or to which its assets are subject or result in the creation or imposition of any Lien, other than a Permitted Encumbrance, on any of the Shares or any Conveyed Asset, (iii) assuming compliance with the matters set forth in Sections 5.5 and 6.5, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which any Seller Corporation or Conveyed Subsidiary (or Subsidiary of a Conveyed Subsidiary) is subject, except, with respect to clauses (ii) and
(iii), for any violations, conflicts, defaults, terminations, cancellations or accelerations as would not, individually or in the aggregate, have a Material Adverse Effect.

          Section V.5. Seller Corporation Consents and Approvals. Other than as set forth in Schedule 5.5, the execution and delivery of this Agreement by each of the Seller Corporations do not require any consent or approval of any Governmental Authority.

          Section V.6. Financial Information; Books and Records. (a) Except as set forth in Schedule 5.6(a), the Financial Statements have been prepared in accordance with Pfizer's policies and procedures, which are in accordance with GAAP, and present fairly in accordance with such policies and procedures (i) in all material respects, the financial condition, assets and liabilities of the Business (excluding Excluded Assets and Retained Liabilities) as of the dates therein specified and (ii) the results of operations of the Business for the periods then ended. The accounts receivable of the Business reflected in the Financial Statements arose from bona fide transactions and the reserves in respect thereof reflected on the Financial Statements are in accordance with GAAP. The Inventories of the Business reflected in the Financial Statements are valued at the lower of cost or market with allowance for obsolescence in accordance with GAAP. Schedule 5.6(b) sets out the descriptions and amounts of deferred Taxes as shown in the Financial Statements.

(b) The financial statements to be delivered by Pfizer to Purchaser pursuant to Section 7.16 will be prepared in accordance with Pfizer's policies and procedures, which are in accordance with GAAP, and will present fairly in accordance with such policies and procedures (i) in all material respects, the financial condition, assets and liabilities of the Business as of the date therein specified and (ii) the results of operations of the Business for the periods then ended.

          Section V.7. Absence of Material Changes. Since December 31, 1997, except to the extent set forth in Schedule 5.7, there has not been any:

(a)     Material Adverse Effect;

(b) damage, destruction or condemnation (whether or not covered by insurance) of any asset of any Conveyed Subsidiary (or Subsidiary of a Conveyed Subsidiary) or any Conveyed Asset resulting in a loss, individually or in the aggregate, in excess of $5,000,000;

(c) sale, lease, license, abandonment or other disposition by any of the Conveyed Subsidiaries (or any of their Subsidiaries) or the Asset Selling Corporations of any material assets, except in the ordinary course of the Business; and

(d) increase or enhancement of the compensation or benefits of Employees other than in the ordinary course of the Business.

          Section V.8.     No Litigation.  Except as may be
set forth on Schedule 5.8, as of the date hereof, no litigation, investigation or proceeding by or before any court or Governmental Authority or arbitrator is pending against or, to the Knowledge of Pfizer, threatened in writing against any Seller Corporation or Conveyed Subsidiary (or Subsidiary of a Conveyed Subsidiary) which would have a Material Adverse Effect.

          Section V.9. Compliance with Laws. Except with respect to Environmental Laws (which are the subject of Section 5.11) and Product Registrations (which are the subject of Section 5.10), and except as to matters otherwise set forth in the Agreement or set forth in Schedule 5.9:

(a)     each Seller Corporation and each Conveyed Subsidiary (and
Subsidiary of a Conveyed Subsidiary) is in compliance with all Laws applicable to the ownership or operation of its assets or the Business, except to the extent that the failure to comply therewith would not have a Material Adverse Effect; and

(b)     each Seller Corporation and each Conveyed Subsidiary (or
Subsidiary of a Conveyed Subsidiary) possesses all Governmental Authorizations necessary for the conduct of the Business as it is currently conducted, except where the failure to possess any such Governmental

Authorization would not have a Material Adverse Effect. Schedule 5.9 shall be updated at least 45 days prior to Closing to disclose the Governmental Authorizations, including Environmental Permits, held by the Business that, to Pfizer's Knowledge, are not transferable to Purchaser.

          Section V.10. Product Registrations; Regulatory Compliance. Except with respect to Environmental Permits (which are the subject of Section 5.11):

(a) Schedule 5.10 sets forth, as of the date hereof, a list of all Governmental Authorizations granted to Pfizer or any of its Affiliates by or pending with any Governmental Authority in any particular country to market any product of the Business (the "Product Registrations");

(b) to the Knowledge of Pfizer, all products sold under the Product Registrations are manufactured and marketed in accordance with the specifications and standards contained in such Product Registrations, except where the failure to comply therewith would not, in the aggregate, have a Material Adverse Effect; and

(c)     an Asset Selling Corporation or Conveyed Subsidiary (or a
Subsidiary of a Conveyed Subsidiary) is the sole and exclusive owner of the Product Registrations and has not granted any right of reference with respect thereto.

          Section V.11. Environmental Matters. To the Knowledge of Pfizer, and except as set forth in Schedule 5.11:

(a)     the Facilities, each Seller Corporation and each Conveyed
Subsidiary (and each Subsidiary of a Conveyed Subsidiary) are in compliance with all applicable Environmental Laws and/or Environmental Permits, and none are undertaking, nor have Pfizer or any of them received notice that they are subject to, Remedial Action or enforcement action under any or all applicable Environmental Laws and/or Environmental Permits, except for such non-compliance, Remedial Actions or enforcement actions that would not have a Material Adverse Effect;

(b) each Seller Corporation and each Conveyed Subsidiary (and each Subsidiary of a Conveyed Subsidiary) has obtained all Environmental Permits required under all applicable Environmental Laws in relation to the Business;

(c) no claims have been made or threatened that could reasonably be expected to result in Environmental Liability arising from or as a result of (i) on-site exposures to Hazardous Substances or Hazardous Materials at the Facilities, (ii) Releases of Hazardous Substances or Hazardous Materials at or from any Facilities, (iii) generation, transportation, treatment, storage, migration or disposal of Hazardous Substances or Hazardous Materials at or from the Facilities, (iv) the handling of products by employees of others or by the release of products into the environment as a result of generation, transportation, treatment, storage, migration or disposal at or from the Facilities or (v) non-compliance with any Environmental Laws or Environmental Permits at any of the Facilities; and

(d) Pfizer has made available to the Purchaser during Purchaser's due diligence review of the Business all material environmental health and safety audit reports and environmental assessments of the Facilities in the possession of Pfizer, the Conveyed Subsidiaries or a Subsidiary of a Conveyed Subsidiary and any Asset Selling Corporation.

          Section V.12.     Material Contracts.

(a)     Except for agreements entered into after the date hereof
in accordance with Section 7.2 or as set forth on Schedule 5.12 (the "Material Contracts"), none of the Conveyed Subsidiaries (or a Subsidiary of a Conveyed Subsidiary) nor any Asset Selling Corporation is a party to or bound by:

(i) any contract, agreement or other arrangement for the purchase of Inventories, or other personal property with any supplier or for the furnishing of services to the Business extending beyond one year from the date hereof or the terms of which provide for financial commitments in excess of $1,000,000;

(ii) any contract, agreement and other arrangement for the sale of Inventories or for the furnishing of services by the Business with firm commitments in excess of one year from the date hereof (in the case of the United States) and three years from the date hereof (in the case of all other locations);

(iii) any broker, distributor, dealer, manufacturer's representative, franchise and agency agreements related to the Business that is not cancelable on 60 days' notice or less without financial penalty;

(iv) any contracts and agreements relating to indebtedness for borrowed money, factoring arrangements, sale and leaseback transactions and deferred purchase price of property or other similar financial arrangement relating to the Business with respect to which a Conveyed Subsidiary (or a Subsidiary of the Conveyed Subsidiary) or Asset Selling Corporation is an obligor in excess of $1,000,000;

(v) any patent or technology or trademark licenses or agreements or research and development or design agreements relating to the Business the terms of which provide for aggregate commitments to be paid by or to a Conveyed Subsidiary (or a Subsidiary of the Conveyed Subsidiary) or Asset Selling Corporation in excess of $100,000; and

(vi) other than intercompany agreements that are not being assigned to or assumed by Purchaser, all agreements entered into since March 1, 1995 providing for (A) the disposition of any capital stock of any Conveyed Subsidiary (or a Subsidiary of a Conveyed Subsidiary), or
(B) the acquisition or disposition of any Conveyed Assets or assets of a Conveyed Subsidiary and having an aggregate value in excess of $2,000,000, other than the sale of Inventories in the ordinary course of the Business consistent with past practice or the sale of obsolete equipment.

(b)     Except as disclosed in Schedule 5.12, (i) each Material
Contract is valid and binding on the Seller Corporation or Conveyed Subsidiary (or a Subsidiary of the Conveyed Subsidiary) that is a party thereto, and to the Knowledge of Pfizer, the other party thereto, and is in full force and effect, and (ii) no Asset Selling Corporation or Conveyed Subsidiary (or a Subsidiary of a Conveyed Subsidiary) is in breach of, or default under, any such Material Contract, which breach or default would result in a Material Adverse Effect.

          Section V.13.     Intellectual Property.

(a)     Schedule 5.13 sets forth a list of all material
Intellectual Property owned by or licensed to any Conveyed Subsidiary (or a Subsidiary of a Conveyed Subsidiary) or Asset Selling Corporation and which are used in connection with the Business, all of which will be transferred to Purchaser on the Closing Date, subject to obtaining the consents referred to in Schedule 5.4. Except as set forth in Schedule 5.13(a), (i) to the Knowledge of Pfizer, there is no notice of any objection or claim being asserted in writing by any Person with respect to the ownership, validity or enforceability of any Intellectual Property used in the Business, (ii) a Conveyed Subsidiary (or a Subsidiary of a Conveyed Subsidiary) or an Asset Selling Corporation owns, controls, or licenses such Intellectual Property and
(iii) such Intellectual Property is, to the Knowledge of Pfizer, free and clear of any Liens, other than Permitted Encumbrances.

(b)     To the Knowledge of Pfizer, except as disclosed in
Schedule 5.13(b), (i) with respect to the Business no Conveyed Subsidiary (or a Subsidiary of any Conveyed Subsidiary) or Asset Selling Corporation has received a claim in writing asserting that the use of the Intellectual Property in the operation of the Business infringes rights of any third party and (ii) there are no pending opposition, interference, arbitration, invalidity, declaratory judgment, revocation, nullity or similar actions in respect of any Patent Rights or copyrights used in the Business conducted by a Conveyed Subsidiary (or a Subsidiary of any Conveyed Subsidiary) or Asset Selling Corporation and there are no pending opposition, revocation or cancellation proceedings in respect of any Trademark Rights owned by a Conveyed Subsidiary (or a Subsidiary of any Conveyed Subsidiary) or Asset Selling Corporation.

          Section V.14.     Real Property.

(a) Schedule 5.14(a) sets forth a description of all of the real property owned in fee by any of the Asset Selling Corporations or the Conveyed Subsidiaries (or a Subsidiary of any Conveyed Subsidiary) and used primarily in connection with the Business and at least 45 days prior to Closing will set forth a description of any title insurance policies and surveys related thereto (collectively, the "Real Property"). Each Asset Selling Corporation and Conveyed Subsidiary (or a Subsidiary of a Conveyed Subsidiary) has good title to its Real Property, free and clear of any Liens, other than Permitted Encumbrances.

(b) Schedule 2.2(a) sets forth a list of all of the Real Property Leases and all leasehold interests of the Conveyed Subsidiaries (and their Subsidiaries) in real property. Each Asset Selling Corporation has a valid leasehold interest in its Real Property Leases and each Conveyed Subsidiary (or a Subsidiary of a Conveyed Subsidiary) has a valid leasehold interest in its real property subject to lease, in either case except for Permitted Encumbrances.

(c) Except as set forth in Schedule 5.14(c), no Real Property is subject to any lease, sublease, license or other agreement granting to any person or entity any right to the use, occupancy or enjoyment of such Real Property or any portion thereof.

          Section V.15. Assets. Except as set forth on Schedule 5.15 or as otherwise provided in this Agreement, each Asset Selling Corporation owns, leases or has the legal right to use all of its Conveyed Assets (other than Intellectual Property and Real Property, which are the subject of Sections
5.13 and 5.14, respectively) and each Conveyed Subsidiary (or a Subsidiary of a Conveyed Subsidiary) owns, leases or has the legal right to use its assets (other than Intellectual Property and Real Property, which are the subject of Sections 5.13 and 5.14, respectively). Except as disclosed on Schedule 5.15, each Asset Selling Corporation has good title to (or in the case of leased Conveyed Assets, valid leasehold interests in) all its Conveyed Assets (other than Intellectual Property and Real Property, which are the subject of Sections 5.13 and 5.14, respectively) and each Conveyed Subsidiary (or a Subsidiary of any Conveyed Subsidiary) has good title to (or in the case of leased assets, a valid leasehold interest in) its assets, in either case except for Permitted Encumbrances. The Conveyed Assets, without giving effect to the Excluded Assets and the Excluded Liabilities, the assets held by Conveyed Subsidiaries (or a Subsidiary of any Conveyed Subsidiary) as of the date hereof and those assets used by the Business which are to be retained by Pfizer and its Affiliates but made available to Purchaser pursuant to an agreement executed and delivered at the Closing, constitute all the properties, assets and rights sufficient to conduct the Business in all material respects as conducted as of the date of this Agreement.

          Section V.16. Taxes. (a) All material Tax Returns that are required to be filed on or before the date hereof by or on behalf of each Conveyed Subsidiary, its Subsidiaries and the Asset Selling Corporations have been filed and (b) all Taxes shown to be due and payable on such Tax Returns have been paid. To the Knowledge of Pfizer, there are no Liens for Taxes upon any of the assets of the Business, except for Liens for Taxes not yet due and payable or being contested in good faith. To the Knowledge of Pfizer, except as set forth on Schedule 5.16, no Tax Return that includes any Conveyed Subsidiary, any Subsidiaries of a Conveyed Subsidiary or any of the Asset Selling Corporations (to the extent related to the Business) is currently being examined by any taxing authority and there are no outstanding agreements or waivers extending the statute of limitations applicable to any such Tax Return (in the case of any Asset Selling Corporation, to the extent related to the Business). No election has been made by Pfizer with respect to the Conveyed Subsidiaries, their Subsidiaries, or the Asset Selling Corporations which would result in Purchaser taking a carryover basis for U.S. federal income tax purposes in any of the Conveyed Assets or any of the assets which Purchaser acquires from the Conveyed Subsidiaries and their Subsidiaries by purchase or deemed purchase.

          Section V.17.     Employee Benefits.

(a) Set forth on Schedule 7.5(a) is a list of each Plan in effect as of the date of this Agreement.

(b) As applicable with respect to each Plan, Pfizer has made or will make available to Purchaser, copies of (i) each Plan, including all amendments thereto, (ii) the current summary plan description and each summary of material modifications thereto and (iii) the most recent IRS determination letter.

(c) To the Knowledge of Pfizer, each Plan has been maintained, operated and administered in compliance in all material respects with its terms and the applicable provisions of ERISA and the Code, except where such noncompliance would not have a Material Adverse Effect.

(d) To the Knowledge of Pfizer, each Foreign Plan has been maintained, operated and administered in compliance in all material respects with its terms and the applicable Laws of the relevant jurisdiction, except where such noncompliance would not have a Material Adverse Effect.

(e) With respect to each Plan that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA (each a "Pension Plan"), the IRS has issued a favorable determination letter with respect to the qualification under the Code of each Pension Plan and the IRS has not taken any action to revoke any such letter.

(f) No event has occurred, or, to Pfizer's Knowledge, is threatened or about to occur, which would constitute a reportable event (for which the notice requirement has not been waived) within the meaning of
Section 4043(b) of ERISA with respect to any Pension Plan.

(g) To Pfizer's Knowledge, no material Liability has been or is expected to be incurred by Seller Corporations or their Affiliates under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several Liability provisions of the Code or ERISA applicable to the Plans and no material event, transaction or condition has occurred or exists that would reasonably be expected to result in any such Liability to the Conveyed Subsidiaries, Subsidiaries of the Conveyed Subsidiaries, the Conveyed Assets, or following the Closing, the Purchaser. The Conveyed Subsidiaries, the Subsidiaries of the Conveyed Subsidiaries or the Conveyed Assets are not subject to any Lien in favor of, or enforceable by, the PBGC.

(h)     With respect to the Rutherford Hourly Paid Pension Plan
(the "Rutherford Plan") and its trust thereunder: (i) such plan has been maintained in compliance with the minimum funding standards of ERISA and the Code, no "accumulated funding deficiency" as such term is defined in

Section 412 of the Code and 302(a) of ERISA (whether or not waived) has been incurred, and no liability to the PBGC has been incurred; (ii) neither any Seller Corporation nor any Conveyed Subsidiary or Subsidiary of a Conveyed Subsidiary has sought or received a waiver of its funding requirements with respect to such plan, and all contributions payable with respect to such plan have been timely made; (iii) no liability under Title IV of ERISA has been incurred by any Seller Corporation, Conveyed Subsidiary or Subsidiary of a Conveyed Subsidiary that has not been satisfied in full, no condition exists that could reasonably be expected to result in any Seller Corporation, Conveyed Subsidiary or Subsidiary of a Conveyed Subsidiary incurring a liability under such Title, and no proceeding has been initiated by the PBGC to terminate or appoint a trustee to administer such plan; and (iv) the present value of the Projected Benefit Obligation ("PBO"), determined using the actuarial assumptions established by Pfizer under Financial Accounting Standard No. 87 as in effect on the date of determination, does not as of the date hereof and will not as of the Closing Date exceed the fair market value of the assets (which for this purpose shall not include any accrued but unpaid contributions) of such plan.

          Section V.18. Brokers. Except for Morgan Stanley & Co. Incorporated and Lazard Freres & Co. LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Pfizer. Pfizer is solely responsible for the fees and expenses of Morgan Stanley & Co. Incorporated and Lazard Freres & Co. LLC.

                                  ARTICLE VI

                 REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser represents and warrants to Pfizer as follows:

          Section VI.1. Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

          Section VI.2. Corporate Authorization. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder. The execution, delivery and performance by Purchaser of this Agreement have been duly authorized by all requisite corporate action on the part of Purchaser and no other corporate proceedings on the part of Purchaser are required in connection with the execution, delivery and performance by Purchaser of this Agreement.

          Section VI.3. Binding Effect. This Agreement constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general principles of equity (regardless or whether enforcement is sought in a proceeding in equity or law).

          Section VI.4. Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (i) violate any provision of the certificate of incorporation, bylaws or other organizational documents of Purchaser, or (ii) assuming compliance with the matters set forth in Sections 5.5 and 6.5, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which Purchaser is subject.

          Section VI.5. Purchaser Consents and Approvals. Except as set forth in Schedule 6.5, the execution and delivery of this Agreement by Purchaser do not and will not require any material consent or approval of any Governmental Authority.

          Section VI.6. Financial Capability. On the Closing Date, Purchaser will have sufficient funds to make the Aggregate Payment on the terms and conditions contemplated by this Agreement.

          Section VI.7. Securities Act. Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Purchaser acknowledges that the Shares are not registered under the Securities Act, any applicable state securities Law or any applicable foreign securities Laws, and that such Shares may not be transferred or sold except pursuant to the registration provisions of such Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to state securities Laws as applicable.

          Section VI.8. Condition of Business. Purchaser is purchasing the Shares and the Conveyed Assets based solely on the results of its inspections and investigations, and not on any representation or warranty of the Seller

Corporations not expressly set forth in this Agreement. In light of these inspections and investigations and the representations and warranties made to Purchaser by Pfizer in Article V hereof, Purchaser is relinquishing any right to any claim based on any representations and warranties other than those specifically included in Article V hereof. Any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of Pfizer set forth in Article V hereof. All warranties of habitability, merchantability and fitness for any particular purpose, and all other warranties arising under the Uniform Commercial Code (or similar foreign laws), are hereby waived by Purchaser. In addition, without limitation, Purchaser acknowledges that the Seller Corporations make no representation or warranty of any kind as to the state of Year 2000 compliance of the computer systems or software of the Business or of any of the Seller Corporations or those of any customer of or supplier, consultant or service provider to the Business. Purchaser further represents that neither any of the Seller Corporations nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding any of the Seller Corporations, the Business, the Conveyed Subsidiaries, the Shares, the Conveyed Assets or the Assumed Liabilities not expressly set forth in this Agreement, and neither Pfizer nor any other Person will have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser or its representatives or Purchaser's use of, any such information, including, without limitation, any confidential memoranda distributed on behalf of Pfizer relating to the Business or other publication provided to Purchaser or its representatives, or any other document or information provided to Purchaser or its representatives in connection with the sale of the Business.

          Section VI.9. Brokers. Except for Goldman, Sachs & Co., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser. Purchaser is solely responsible for the fees and expenses of Goldman, Sachs & Co.

                                 ARTICLE VII

                                  COVENANTS

          Section VII.1. Information and Documents. From and after the date hereof and pending Closing, upon reasonable advance notice, the Seller Corporations shall permit Purchaser and its representatives to have access, during regular business hours, to the Facilities, assets, employees, books and records of the Selling Corporations and the Conveyed Subsidiaries and their Subsidiaries relating to the Business, and shall furnish, or cause to be furnished, to Purchaser, such financial, tax and operating data (including independent accountants' work papers with respect to the audited financial statements of the Business, subject to Purchaser's or its representatives' execution of standard industry practice work papers access letters and foreign accounting rules and customary practices) and other available information with respect to the Business as Purchaser shall from time to time reasonably request; provided, that no such access shall unreasonably interfere with the Selling Corporations' and the Conveyed Subsidiaries' and their Subsidiaries' operation of their respective businesses, including, without limitation, the Business; provided further, that all information received by Purchaser and given by or on behalf of the Seller Corporations, or the Conveyed Subsidiaries and their

Subsidiaries in connection with this Agreement and the transactions contemplated hereby will be held by Purchaser and its Affiliates, agents and representatives as Information, as defined in, and pursuant to the terms of, the Confidentiality Agreement. Pfizer shall, at the reasonable request of Purchaser, provide assistance to Purchaser in its preparation of a narrative description of the historical results of operations and financial condition of the Business for purposes of arranging the financing necessary to effect the Closing hereunder. Purchaser acknowledges that it alone bears responsibility for the contents and use of any such narrative description and Pfizer shall have no responsibility or liability resulting therefrom. Purchaser agrees that any such narrative description furnished to prospective lenders or other third parties shall clearly disclose that neither Pfizer nor any of its Affiliates assume responsibility for the accuracy of such narrative description or shall have any liability resulting therefrom.

          Section VII.2. Conduct of Business. From and after the date hereof and to the Closing, except as otherwise specifically contemplated by this Agreement or as Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld, Pfizer agrees that it will conduct the Business, and will cause the Business to be conducted, in the ordinary and usual course consistent with past practice, and use its reasonable best efforts to preserve intact the Business and related relationships with customers, suppliers and other third parties and keep available the services of the present Employees. From and after the date hereof and to the Closing, except as otherwise specifically contemplated by this Agreement, as Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld, and except as may be necessary or advisable, in the sole discretion of Pfizer, to remove the Excluded Assets and except for the internal reorganization and refinancing matters as described in Schedule 7.2 and except for the execution of third party foreign exchange hedging contracts with a notional value not to exceed $300,000,000 and a duration not to exceed ninety
(90) days to replace intercompany arrangements, Pfizer covenants and agrees that it shall cause the Conveyed Subsidiaries and their Subsidiaries and the Asset Selling Corporations, in each case with respect to the Business, to:

(a) maintain insurance coverage at levels consistent with presently existing levels so long as such insurance is available at commercially reasonable rates;

(b) not incur, create or assume any Lien with respect to any asset other than Permitted Encumbrances;

(c) not acquire or dispose of any assets outside of the ordinary course of business consistent with past practice;

(d) not amend any term of, or waive any right under, any Material Contract or enter into any contract, agreement or other arrangement of the type referenced in Section 5.12(a)(i)-(vi);

(e)     not change or amend the charter or bylaws of any Conveyed
Subsidiary (or a Subsidiary of any Conveyed Subsidiary);

(f) not issue, sell, pledge, transfer, repurchase or redeem or propose to issue, sell, pledge, transfer, repurchase or redeem any shares of capital stock of any Conveyed Subsidiary (or a Subsidiary of any Conveyed Subsidiary), or securities convertible into or exchangeable or exercisable for, or options with respect to, or warrants to purchase or rights to subscribe for, shares of capital stock of any Conveyed Subsidiary (or a Subsidiary of any Conveyed Subsidiary);

(g)     not settle any litigation listed on Schedule

2.2(m); and

(h)     not agree to take any of the foregoing actions.

          Section VII.3. Reasonable Best Efforts; Certain Governmental Matters; Goldman Commitment Letter.

(a) Upon the terms and subject to the conditions herein provided (including, without limitation, Section 2.3 hereof), each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary for it to do under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including, without limitation,
(i) to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include, without limitation, furnishing all information required by applicable Law in connection with approvals of or filings with any Governmental Authority), (ii) to satisfy the conditions precedent to the obligations of such party hereto, (iii) to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Authority or other public or private third party required to be obtained or made by Purchaser, the Seller Corporations or the Conveyed Subsidiaries or any of their respective Subsidiaries in connection with the acquisition of the Shares and the Conveyed Assets or the taking of any action contemplated by this Agreement, (iv) to effect all necessary registrations and filings including, without limitation, all materials required under Environmental Laws and all transfer requests required for Environmental Permits and to provide copies of all such documents to Purchaser, and (v) to take any action reasonably necessary vigorously to defend, lift, mitigate, rescind the effect of any litigation or administrative proceeding adversely affecting the acquisition of the Shares and the Conveyed Assets or this Agreement, including promptly appealing any adverse court or administrative decision.

(b) Subject to appropriate confidentiality protections and applicable Law, each of the parties hereto will furnish to the other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing and will provide the other party with copies of all filings made by such party with any Governmental Authority and, upon request, any other information supplied by such party to a Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

(c) Without limiting the generality of the undertakings pursuant to this Section 7.3, Purchaser and Pfizer agree to take or cause to be taken the following actions: (i) provide promptly to Governmental Authorities with regulatory jurisdiction over enforcement of any applicable Competition Laws ("Governmental Antitrust Entity") information and documents requested by any Government Antitrust Entity or necessary, proper or advisable to permit consummation of the acquisition of the Shares and the Conveyed Assets and the transactions contemplated by this Agreement; (ii) without in any way limiting the other provisions of this Section 7.3, file any notification and report form and related material required under the HSR Act as soon as practicable and in any event not later than ten (10) Business Days after the date hereof, and thereafter use its reasonable efforts to certify as soon as practicable its substantial compliance with any requests for additional information or documentary material that may be made under the HSR Act; and (iii) Purchaser shall take promptly, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the acquisition of the Shares and the Conveyed Assets and the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the acquisition of the Shares and the Conveyed Assets or the other transactions contemplated by this Agreement, any and all steps (including the appeal thereof or the posting of a bond) necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement; provided, however, that nothing in this
Section 7.3 or otherwise in this Agreement shall require the proffer by either party of its willingness to (A) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of specific assets or categories of assets or businesses of the Conveyed Subsidiaries and the Conveyed Assets or any of such party's other assets or businesses, (B) terminate any existing relationships and contractual rights and obligations or (C) amend or terminate such existing licenses or other intellectual property agreements and to enter into such new licenses or other intellectual property agreements. Each of Pfizer and the Purchaser will provide to the other copies of all correspondence between it (or its advisor) and any Government Antitrust Entity relating to the acquisition of the Shares and the Conveyed Assets or any of the matters described in this Section 7.3. Pfizer and the Purchaser agree that all telephone calls and meetings with a

Government Antitrust Entity regarding the acquisition of the Shares and the Conveyed Assets or any of the matters described in this Section 7.3 shall include representatives of Pfizer and the Purchaser.

(d) Purchaser shall use its best efforts to cause the conditions to funding under the Goldman Commitment Letter to be satisfied and to satisfy the condition set forth in Section 4.2(c).

(e)     In the event an approval or action of a Governmental
Authority (other than a Governmental Authority of the United States of America, Ireland, Germany, Austria, France or Switzerland (or any state or subdivision thereof)) having jurisdiction that is necessary to lawfully consummate the transactions contemplated hereby is not obtained on or prior to the Closing Date, Pfizer and the Purchaser agree to effect Closing (including payment of the total Aggregate Payment and Aggregate Purchase Price), subject to the terms of this Agreement, with respect to all Conveyed Assets and Assumed Liabilities outside of the jurisdiction of any such Governmental Authority; provided, however, that the obligations of the parties hereto set forth in this Section 7.3 shall continue with respect to any such approval or action until such approval or action is obtained or taken, as the case may be, and upon the occurrence of such approval or action, the parties hereto shall effect transfer of the effected Conveyed Subsidiaries, Conveyed Assets and Assumed Liabilities in accordance with the Foreign Implementing Agreements for the jurisdictions relating thereto. As of the Closing Date, Pfizer and the Purchaser shall, subject to applicable Law, enter into mutually agreeable alternative business arrangements consistent with the terms of this Agreement or other arrangements which provide Purchaser with the net economic benefit or loss of the affected Conveyed Subsidiaries and Conveyed Assets from and after the Closing Date and continuing until any such approval or action is obtained or taken.

          Section VII.4.     Tax Matters.

(a) (i) Preparation and Filing of Tax Returns. Pfizer shall prepare and timely file or shall cause to be prepared and timely filed all Federal, state, local and foreign Tax Returns in respect of the Conveyed Subsidiaries, their Subsidiaries and the Asset Selling Corporations, their assets or activities that (i) are required to be filed (taking into account extensions) on or before the Closing Date, or (ii) are required to be filed (taking into account extensions) after the Closing Date and (A) are Consolidated Tax Returns of Pfizer and its Affiliates, or (B) are with respect to Income Taxes and are required to be filed on a separate Tax Return basis for any tax period ending on or before the Closing Date, or (C) are to be filed by an Asset Selling Corporation. Purchaser shall prepare or cause to be prepared and shall file or cause to be filed all other Tax Returns required of the Conveyed Subsidiaries and their Subsidiaries, or in respect of their assets or activities or required to be filed after the Closing Date with respect to the Conveyed Assets or the Business. In the event the Closing Date is on or before November 30, 1998, any such Tax Returns that include periods ending on or before the Closing Date or that include the activities of the Conveyed Subsidiaries or their Subsidiaries or an Asset Selling
Corporation (with respect to the Business) prior to the Closing Date shall, insofar as they relate to the Conveyed Subsidiaries or their Subsidiaries or an Asset Selling Corporation (with respect to the Business) prior to the Closing Date, be on a basis consistent with the last previous such Tax Returns filed in respect of the Conveyed Subsidiaries or their Subsidiaries or such Asset Selling Corporation (with respect to the Business), unless Pfizer or Purchaser, as the case may be, concludes that there is no reasonable basis for such position. In the event that the Closing Date is after November 30, 1998, Purchaser may file any Tax Return required by this Section 7.4(a)(i) for any Conveyed Subsidiary or any of its Subsidiaries on a basis inconsistent with the last previous Tax Return filed for such Conveyed Subsidiary or any of its Subsidiaries (as the case may be) provided that there is a reasonable basis for such inconsistent position and Pfizer consents to such inconsistent position (which consent shall not be unreasonably withheld). With respect to any Tax Return required to be filed by the Purchaser for a taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the Purchaser shall deliver, at least 30 days prior to the due date for the filing of such Tax Return

(taking into account extensions), to Pfizer a statement setting forth the amount of Tax for which Pfizer is responsible pursuant to Section 7.4(g)(i) and (iii) and copies of such Tax Return. Pfizer shall have the right to review such Tax Return and the statement prior to the filing of such Tax Return. Pfizer and the Purchaser agree to consult and resolve in good faith any issue arising as a result of the review of such Tax Return and statement and mutually to consent to the filing as promptly as possible of such Tax Return. Neither Purchaser nor any of its Affiliates shall file any amended Tax Returns for any periods for or in respect of the Conveyed Subsidiaries or any of their Subsidiaries with respect to which Purchaser is not obligated to prepare or cause to be prepared the original such Tax Returns pursuant to this
Section 7.4(a)(i) without the prior written consent of Pfizer. Notwith-standing any provision of this Agreement, Purchaser may, at its option, make an election under Section 338(g) of the Code with respect to its purchase or deemed purchase of any of the Conveyed Subsidiaries and their Subsidiaries other than Howmedica Leibinger Inc., in which event Purchaser shall be solely responsible for preparing the separate return for any U.S. corporation reflecting the consequences of such election, and shall be responsible for and shall pay, any and all Taxes resulting from such election and shall indemnify Pfizer (in the manner provided herein) with respect to such Taxes. Notwithstanding the foregoing, if Purchaser makes such election with respect to Howmedica Iberica S.A. or Jaquet Orthopedie S.A., Pfizer shall be responsible for and shall pay any and all Taxes resulting from such election and shall indemnify Purchaser (in the manner provided herein) with respect to such Taxes.

                  (ii) Check-The-Box Election. Pfizer shall cause an election pursuant to Treasury Regulations Section 301.7701-3 to be filed, effective from a date at least 10 days prior to the Closing Date, for those of the Conveyed Subsidiaries or their Subsidiaries listed on Schedule 7.4 which are not United States entities to be treated as a branch for U.S. federal income tax purposes, and to undertake any restructuring (including any acquisition of minority interests in any of such Conveyed Subsidiaries or the Subsidiaries) as outlined in Schedule 7.2 necessary or advisable, in Pfizer's sole discretion, to effect such election.

                  (iii) Section 338(h)(10) Election. Pfizer and Purchaser agree that an election shall be jointly made by Pfizer and Purchaser pursuant to Section 338(h)(10) of the Code with respect to the acquisition by Purchaser of the stock of Howmedica Leibinger Inc., provided that such election does not result in a Tax detriment to Purchaser. Pfizer shall be solely responsible for, and shall pay, any and all Taxes resulting from such election and shall indemnify Purchaser (in the manner provided herein) with respect to such Taxes.

(b) Payment of Taxes. Except for taxes that are accrued or reserved against in the Working Capital Statement, Pfizer shall pay or cause to be paid (A) all Taxes due with respect to Tax Returns which Pfizer is obligated to prepare and file or cause to be prepared and filed pursuant to
Section 7.4(a), (B) all Taxes due with respect to Tax Returns for Straddle Periods for which Pfizer is responsible pursuant to Section 7.4(g)(i). Purchaser shall pay or cause to be paid (A) all Income Taxes due with respect to separate Tax Returns which Purchaser is obligated to prepare and file or cause to be prepared and filed pursuant to Section 7.4(a) other than Taxes which Pfizer shall pay or cause to be paid in accordance with the preceding sentence and (B) all Taxes owed by the Conveyed Subsidiaries or their Subsidiaries other than Taxes which

Pfizer shall pay or cause to be paid in accordance with the preceding sentence.

(c) Tax Sharing Agreements. Schedule 7.4(c) lists all Tax sharing agreements and arrangements other than those prescribed by statute or regulations between (i) the Conveyed Subsidiaries or any of their Subsidiaries, on the one hand, and (ii) Pfizer or any of its Subsidiaries or Affiliates (other than the Conveyed Subsidiaries and their Subsidiaries), on the other hand. On the Closing Date, all such Tax sharing agreements and arrangements shall be terminated effective as of the close of the Closing Date and have no further effect for any taxable year or period (whether a past, present or future year or period), and no additional payments shall be made thereunder with respect to any period after the Closing Date in respect of a redetermination of tax liabilities or otherwise.

(d) Carryforwards and Carrybacks. Purchaser shall cause the Conveyed Subsidiaries and their Subsidiaries to elect, when permitted by law, to carry forward any net operating loss, net capital loss, foreign tax credit, research and development credit, or other item or credit arising after the Closing Date that could, in the absence of such an election, be carried back to a taxable period of the

Conveyed Subsidiaries or any of their Subsidiaries that ends on or before the Closing Date or that includes the Closing Date, provided such election does not preclude Purchaser from recognizing the benefit of any net operating loss, net capital loss, foreign tax credit, research and development credit, or other item or credit before it expires under applicable local Tax law. Purchaser, on its own behalf and on behalf of its Affiliates, hereby waives any right to use or apply any such net operating loss, net capital loss, foreign tax credit, research and development credit, or other item or credit of the Conveyed Subsidiaries or any of their Subsidiaries as such a carryback except as provided in the preceding sentence. If as required by Law or to prevent the expiration of the Tax benefits referred to in the preceding sentence any net operating loss, net capital loss, foreign tax credit, research and development credit, or any other item or credit of the Conveyed Subsidiaries or any of their Subsidiaries shall be carried back to any such period, Purchaser shall indemnify Pfizer and its Affiliates (other than the Conveyed Subsidiaries or any of their Subsidiaries) for all reasonable costs and expenses incurred by Pfizer or any of such Affiliates in filing such claims or in connection with any audit of such claims.

(e) Refunds. Except for refunds, receivables or credits that are included in the Working Capital Statement or have reduced Taxes that are accrued or reserved against in the Working Capital Statement, Pfizer shall be entitled to retain, or receive prompt payment from Purchaser or any of its Subsidiaries or Affiliates (including the Conveyed Subsidiaries and their Subsidiaries) of, any refund or credit with respect to Taxes (including, without limitation, refunds and credits arising by reason of amended Tax Returns filed after the Closing Date or otherwise) with respect to any Tax period ending on or before the Closing Date relating to the Conveyed Subsidiaries, any of their Subsidiaries or any Asset Selling Corporation, provided, however, that (i) Purchaser, the Conveyed Subsidiaries and their Subsidiaries shall be entitled to retain, or receive prompt payment from Pfizer of, any such refund or credit to the extent that such refund or credit arises as a result of the use or application (as provided in Section 7.4(d)) of any net operating loss, net capital loss, foreign tax credit, research and development credit or other item or credit of the Conveyed Subsidiaries or any of their Subsidiaries arising in any tax year ending on any date following the Closing Date to any period of the Conveyed Subsidiaries or any of their Subsidiaries that ends on or before the Closing Date or that includes the Closing Date, and (ii) to the extent that Pfizer or any of its Affiliates (other than the Conveyed Subsidiaries or any of their Subsidiaries) incurs any detriment as a result of the carryback by the Conveyed Subsidiaries or any of their Subsidiaries of any such net operating loss, net capital loss, foreign tax credit, research and development credit, or other item or credit, such as, for example, a dilution in the foreign tax credit allowed to Pfizer or any of its Affiliates (other than the Conveyed Subsidiaries or any of their Subsidiaries), Pfizer shall be entitled to receive prompt payment from Purchaser of the refund or credit received or enjoyed by the Purchaser or any of its Affiliates (including the Conveyed Subsidiaries or their Subsidiaries) as a result of such carryback. Purchaser, the Conveyed Subsidiaries and their Subsidiaries shall be entitled to retain, or receive immediate payment from Pfizer of, any refund or credit not described in Section 7.4(e)(ii) with respect to Taxes with respect to any taxable period beginning after the Closing Date relating to any of the Conveyed Subsidiaries and their Subsidiaries. Purchaser and Pfizer shall equitably apportion any refund or credit with respect to Taxes not described in Section 7.4(e)(ii) with respect to a Straddle Period.

(f) Tax Cooperation. Each of Purchaser and Pfizer shall provide the other party with such information and records and make such of its officers, directors, employees and agents available as may reasonably be requested by such other party in connection with the preparation of any Tax Return or any audit or other proceeding that relates to the Conveyed Subsidiaries, any of their Subsidiaries or the Asset Selling Corporations. Purchaser shall within the earlier to occur of sixty (60) days after Pfizer's year-end, and one hundred twenty (120) days after the Closing Date, prepare or cause the Conveyed Subsidiaries and their Subsidiaries to prepare, in a manner consistent with the Conveyed Subsidiary's past practice, the tax work paper preparation package or packages necessary to enable Pfizer to prepare Tax Returns Pfizer is obligated to prepare or cause to be prepared.

(g)     Tax Indemnification.

(i) Pfizer shall indemnify, defend and hold the Purchaser and its Affiliates harmless from and against all liability for Taxes of the Conveyed Subsidiaries, their Subsidiaries and any Asset Selling Corporation (with respect to the Business) for any taxable period that ends on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date, including, without limitation (A) all liability for any breach of Pfizer's representations and warranties contained in Article V, (B) all liability (as a result of Treasury Regulation Section 1.1502-6(a) or otherwise) for Income Taxes of Pfizer or any other Person (other than the Conveyed Subsidiaries or any of their Subsidiaries) which is or has ever been affiliated with the Conveyed Subsidiaries or any of their Subsidiaries, or with whom the Conveyed Subsidiaries or any of their Subsidiaries otherwise joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined or unitary Tax Return, prior to the Closing, (C) all liability for Income Taxes arising as a result of an election under
Section 338(h)(10) of the Code (or any similar provision of state, local or foreign law) with respect to the sale or deemed sale of the shares of capital stock of Howmedica Leibinger Inc., (D) all Tax liability for Subpart F income includable in the income of Purchaser or its Affiliates relating to taxable periods and attributable to transactions occurring on or before the Closing Date, and (E) all liability for reasonable legal, accounting and appraisal fees and expense with respect to any item described in clause (A), (B), (C) or (D) above; provided, however, that Pfizer's indemnity obligation for Taxes pursuant to this Section 7.4(g)(i) shall be reduced by refunds of Taxes (excluding carrybacks from post-Closing Date years to the extent permitted hereunder) with respect to such periods received after the Closing Date by Purchaser or any of its Affiliates and not previously remitted to Pfizer. Notwithstanding the foregoing, and except as provided in the last sentence of Section 7.4(a)(i), Pfizer shall not indemnify, defend or hold harmless the Purchaser or any of its Affiliates from any liability for Taxes attributable (i) to any Code Section 338(g) election (other than with respect to Howmedica Leibinger Inc. for which an election under Section 338(h)(10) of the Code will be made) or (ii) any other action taken or failure to act (which would otherwise give rise to a Pfizer Tax indemnity payment) after the Closing by Purchaser, any of its Affiliates (including the Conveyed Subsidiaries or any of their Subsidiaries), or any transferee of Purchaser or any of its Affiliates (other than any such action expressly required or otherwise expressly contemplated by this Agreement or with the written consent of Pfizer) (a "Purchaser Tax Act") or (ii) to the extent accrued or reserved against in the Working Capital Statement. Further, Pfizer's obligation to indemnify, defend or hold harmless the Purchaser or any of its Affiliates from any liability shall terminate effective with the expiration of the applicable statute of limitations (including extensions) in respect of such liability.

(ii)     Purchaser shall, and shall cause the Conveyed
Subsidiaries and each of their Subsidiaries to, indemnify, defend and hold Pfizer and its Affiliates harmless from and against, (A) except to the extent Pfizer is otherwise required to indemnify Purchaser for such Tax pursuant to Section 7.4(g)(i), all liability for Taxes of the Conveyed Subsidiaries and their Subsidiaries, (B) all liability for Taxes attributable to a Purchaser Tax Act, (C) except as provided in the last sentence of Section 7.4(a)(i), all liability for Taxes resulting from Purchaser making an election under Section 338(g) of the Code with respect to its purchase or deemed purchase of any of the Conveyed Subsidiaries and their Subsidiaries, other than Howmedica Leibinger Inc. for which an election under Section 338(h)(10) of the Code will be made,
(D) all Tax liability for Subpart F income includable in the income of Pfizer or its Affiliates relating to taxable periods and attributable to transactions occurring after the Closing Date, and (E) all liability for reasonable legal, accounting and appraisal fees and expenses with respect to any item described in clause (A), (B), (C) or (D) above. Purchaser's obligation to indemnify, defend or hold harmless Pfizer or any of its Affiliates from any liability shall terminate effective with the expiration of the applicable statute of limitations (including extensions) in respect of such liability.

(iii)     In the case of any Straddle Period:

(A) The periodic Taxes of the Conveyed Subsidiaries and their Subsidiaries that are not based on income or receipts (e.g., property Taxes) for the portion of any Straddle Period ending on the Closing Date (the "Pre-Closing Tax
Period") shall be computed based upon the ratio of the number of days in the Pre-Closing Tax Period and the number of days in the entire Tax Period; and

(B) Taxes of the Conveyed Subsidiaries and their Subsidiaries for the Pre-Closing Tax Period (other than Taxes described in Section 7.4(g)(iii)(A) above) shall be computed as if such taxable period ended as of the close of business on the Closing Date, and, in the case of any Taxes of the Conveyed Subsidiaries and their Subsidiaries attributable to the ownership by the Conveyed Subsidiaries or any of their Subsidiaries of any equity interest in any partnership or other "flowthrough" entity, as if a taxable period of such partnership or other "flowthrough" entity ended as of the close of business on the Closing Date.

(iv) Any indemnity payment required to be made pursuant to this Section 7.4(g) shall be paid within thirty (30) days after the indemnified party makes written demand upon the indemnifying party, but in no case earlier than five (5) Business Days prior to the date on which the relevant Taxes are required to be paid to the relevant taxing authority (including estimated Tax payments).

(h) Timing Adjustment. In the event that a final determination (which shall include the execution of an IRS Form 870-AD or successor form, or similar action under the Law of any other Taxing Authority) results in a timing difference (e.g., an acceleration of income or delay of deductions) that would increase Pfizer's liability for Taxes pursuant to this
Section 7.4 or results in a timing difference (e.g., an acceleration of deductions or delay of income) that would increase Purchaser's liability for Taxes pursuant to this Section 7.4, Purchaser or Pfizer, as the case may be, shall promptly make payments to Pfizer or Purchaser as and when Purchaser or Pfizer, as the case may be, actually realizes any Tax benefits as a result of such timing difference (or under such other method for determining the present value of any such anticipated Tax benefits as agreed to by the parties). Such Tax benefit for federal, state and local Income Tax purposes shall be computed for any year using the Purchaser's or Pfizer's, as the case may be, actual tax liability with and without giving effect to such timing difference.

(i)     Tax Contests.

(A)     If a claim shall be made by any taxing authority (a
"Tax Claim") which, if successful, might result in an indemnity payment to the Purchaser or any of its Affiliates pursuant to Section 7.4(g), Purchaser shall promptly notify Pfizer of such claim; provided, however, that the failure to give such notice shall not affect the indemnification provided hereunder except to the extent Pfizer has actually been prejudiced as a result of such failure and for this purpose, any failure to give such notice that results in Pfizer not controlling or participating in any proceeding shall be deemed to prejudice Pfizer.

(B) With respect to any Tax Claim relating to a taxable period ending on or before the Closing Date or relating to a Consolidated Tax Return, Pfizer shall control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner. Purchaser shall be entitled to be informed of such Tax Claim within a reasonable time after such Claim is asserted and the developments with respect to such Tax Claim at any administrative meeting, conference, hearing or other proceeding. Subject to contractual obligations existing on the date of this Agreement, Pfizer will not settle any Tax Claim with regard to the Tax liability of any Conveyed Subsidiary which would materially adversely affect the continuing Tax liability of such Conveyed Subsidiary after the Closing Date without prior written consent of the Purchaser, which consent shall not be unreasonably withheld.

(C) Except as otherwise provided in Section 7.4(i)(B), Pfizer and Purchaser shall jointly control and participate in all proceedings taken in connection with any Tax Claim relating to Taxes of the Conveyed Subsidiaries or any of their Subsidiaries for any Straddle Period. Neither Pfizer nor Purchaser shall settle any such Tax Claim without the prior written consent of the other, which shall not be unreasonably withheld.

(D) Except as otherwise provided in Section 7.4(i)(B), Purchaser shall control all proceedings with respect to Taxes for any taxable period beginning after the Closing Date.

(E) Purchaser, the Conveyed Subsidiaries, each of their Subsidiaries and each of their respective Affiliates, on the one hand, and Pfizer and its respective Affiliates, on the other, shall cooperate in contesting any Tax Claim, which cooperation shall include the retention and (upon request) the provision to the requesting party of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

          Section VII.5.     Employees and Employee Benefits.

(a)     Employees (US) - Offer of Employment; Continued
Employment; Severance. Purchaser agrees to offer employment as of 12:01 a.m. on the day immediately following the Closing Date to each Employee (US) (or to cause the Conveyed Subsidiaries and their Subsidiaries to offer to continue the employment of each of their Employees (US)) in the same or a comparable position and at a rate of pay at least equal to such Employee's rate of pay in effect on the Closing Date and with benefits which shall be substantially comparable to the employee benefits as are set forth in Schedule
7.5(a), and identical to such other benefits as are set forth in the Employee Severance Program in Schedule 7.5(a)(i). The benefits set forth in Schedule 7.5(a)(iii) shall be deemed to satisfy the substantial comparability requirement with respect to benefits for Employees (US). For purposes of this
Section 7.5, references to "pay" shall include base pay plus any commission, bonus or incentive pay, but excluding retention and retention/ performance allowances. Such employment shall be at a location within a twenty-five (25) mile radius of the employee's location of employment as of the Closing Date (which, in the case of a sales employee, shall mean such employee's sales territory residential base on the Closing Date). Schedule 7.5(a)(ii) (which shall be updated by Pfizer on the Closing Date) shall set forth the name of each Employee (US), and his or her current rate of pay, position and date of hire. Except to the extent assets have been transferred to cover the funding or to the extent reflected in the Working Capital Statement, Purchaser shall have no obligation whatsoever with regard to (i) former employees of the Business who are retired, or who are not or shall have ceased to be Employees
(US) as of the Closing Date, or (ii) employees who do not accept the offer of employment or continuation of employment given by the Purchaser in accordance with this Section 7.5(a) and do not work for Purchaser or its Affiliates for at least one day, unless such employee is otherwise an Affected Employee. Purchaser shall be solely responsible for all salaries or wages (including bonuses, incentive payments and commissions) accruing after the Closing Date with respect to the Affected Employees. Purchaser may, at its discretion, change the conditions of employment after the Closing Date except for (i) the location requirement described in this Section 7.5(a) and (ii) the pay and benefits comparability requirements described in this Section 7.5(a), employee separation plan obligations and other benefits described in Schedule 7.5(a)(i), all of which matters shall remain unchanged until the date immediately following the second anniversary of the Closing Date, provided, however, that Purchaser or its Affiliates may amend any benefit program contained in Schedule 7.5(a)(iii) covering Affected Employees during such two-year period to the same extent such amendments affect similarly situated employees of Purchaser generally, or as required by applicable Laws. Notwith-standing the foregoing sentence, Purchaser or its Affiliates may terminate an Employee (US) during such two

(2) year period due to "Performance-Related Terminations" or "Curtailment or Cessation of Operations/Reorganization/ Position Elimination" (as those terms are described in Exhibit E, the Pfizer Employee Separation Plan) as long as Purchaser or its Affiliates (i) first offers such employee the opportunity to sign a release agreement in substantially the form attached hereto as Exhibit F (individual termination) or Exhibit G (group termination), as appropriate,
(ii) pays or otherwise provides severance benefits to such employee in accordance with Pfizer's Employee Separation Plan and (iii) provides benefits continuation and other benefits as set forth in Schedule 7.5(a)(i), provided, however, that Purchaser or its Affiliates may terminate an Employee (US) without paying or otherwise providing severance benefits to such employee in accordance with such policy and practice if such employee is terminated, in the reasonable discretion of Purchaser or its Affiliates, "for cause" (as such term is defined in the Pfizer Employee Separation Plan). Employees shall also be provided credit by the Purchaser for all service with Pfizer and its Affiliates, to the same extent as such service was credited for such purpose by Pfizer and its Affiliates, under (x) all employee benefit plans, programs, policies and fringe benefits of Purchaser described in Schedule 7.5(a)(iii) for purposes of eligibility, vesting and benefit accrual and (y) severance plans, programs and policies for purposes of calculating the amount of each such employee's severance benefits. Nothing herein shall obligate Pfizer, Howmedica, any Conveyed Subsidiary (or a Subsidiary of any Conveyed Subsidiary) or Asset Selling Corporation, even if so requested by Purchaser, to terminate, amend or otherwise modify any Plan, program, policy or other arrangements prior to the Closing Date. Pfizer shall take no action prior to the Closing which would increase benefits under any such Plan, program, policy or other arrangements, or take any action which would impair Purchaser's ability to amend or terminate any of the foregoing subsequent to the Closing.

          (b)     Qualified Plans.

            (i) Pfizer sponsors the following Plans which are intended to be qualified under Section 401(a) of the Code (collectively, the "Pfizer Qualified Plans"): the Pfizer Savings and Investment Plan (the "Savings Plan") and the Pfizer Retirement Annuity Plan (the "Retirement Plan"). Effective as of the Closing Date, the Seller Corporations shall cause each Affected Employee who is a participant in one or both Pfizer

Qualified Plans to become one hundred percent (100%) vested in his or her accrued benefit under each such Plan. In addition, Howmedica sponsors the Rutherford Plan which is intended to be qualified under
Section 401(a) of the Code but which is not included in the definition of "Pfizer Qualified Plan".

           (ii) Effective as of 12:01 a.m. on the day immediately following the Closing Date, each participant in a Pfizer Qualified Plan who is an Affected Employee shall cease to be an active participant under each such Plan, and shall become a participant in one of the Purchaser Qualified Plans as listed in Schedule 7.5(b)(ii) (such plans being collectively referred to as the "Purchaser Qualified Plans"). Purchaser shall ensure that the Purchaser Qualified Plans will recognize the accrued service of Affected Employees with Pfizer and its Affiliates up to and including the Closing Date for all purposes, to the extent credited under the terms of the corresponding Pfizer Qualified Plan as in effect on the Closing Date. As soon as practicable after the Closing Date, Pfizer shall deliver such accrued service data to Purchaser.

           (iii)  If Purchaser and Pfizer shall so agree,

Pfizer shall cause, as soon as practicable after the Closing Date, the Savings Plan to transfer the account balance of each Affected Employee to the corresponding Purchaser Qualified Plan as of the valuation date next preceding the date of transfer. In such event, Purchaser, on the one hand, and Pfizer, on the other hand, each agree to use its best efforts and to cooperate with the other to effect as promptly as possible the transfers of assets contemplated under this Section 7.5(b)(iii), subject to Pfizer's receipt of satisfactory evidence that the Purchaser Qualified Plans are in compliance with all relevant Laws and Purchaser's receipt of satisfactory evidence that the Savings Plan is in compliance with all relevant Laws; such evidence shall include, but not be limited to, a favorable determination letter that considers the Tax Reform Act of 1986 (a "current determination letter") from the IRS, if available, and representations satisfactory to Pfizer and Purchaser, respectively, from the administrators of the Purchaser Qualified Plans. If a current determination letter has not been obtained, Purchaser and its counsel shall provide a representation that the Purchaser Qualified Plans are qualified under Section 401(a) of the Code and that a timely application for a determination letter is pending and that Purchaser will take all necessary steps to secure a determination letter.

            (iv) Effective as of 12:01 a.m. on the day immediately following the Closing Date, Purchaser shall adopt and assume the Rutherford Plan. Pfizer and Purchaser shall cooperate in causing such steps to be taken as may be necessary to cause Purchaser to be substituted for Howmedica as the plan sponsor under the Rutherford Plan, including for purposes of the Collective Bargaining Agreement, and to succeed to Howmedica under the related trust or other funding vehicle.

            (v) Pfizer will give Purchaser reasonable access to records of Pfizer necessary to administer the retirement benefits of Affected Employees transferred to the Purchaser Qualified Plans and will cause the transfer to Purchaser of all records relating to the Rutherford Plan.

          (c) Accrued Entitlements. To the extent reflected in the Working Capital Statement, Purchaser shall be responsible for all accrued entitlements, including vacation days, for Affected Employees as of the Closing Date consistent with Pfizer's policy in respect thereof.

          (d) Medical and Welfare Plan Obligations. Commencing as of 12:01 a.m. on the day immediately following the Closing Date, Purchaser shall include the Affected Employees in the welfare plans listed on Schedule 7.5(a)(iii) and agrees to waive any waiting periods or limitations for preexisting conditions under its medical, dental, and short-term and long-term disability plans and shall ensure that such employees are given credit for any amounts paid toward deductibles, out-of-pocket limits or other fees on or prior to the Closing Date. Claims by an Affected Employee for medical and dental services rendered as of 12:01 a.m. on the day immediately following the Closing Date shall be the responsibility of the medical and dental plans provided by Purchaser to such employees. Claims incurred for medical and dental services for Affected Employees rendered prior to and including the Closing Date shall be the responsibility of the group medical and dental plans of Pfizer or the Seller Corporation which covered such employees prior to and including the Closing Date.

          (e) Employees (Bargaining Unit). The terms and conditions of employment of Employees (Bargaining Unit) are contained in the agreement between Howmedica and the International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers, AFL-CIO, Local 485 ("Collective Bargaining Agreement") attached hereto as Exhibit H.
Schedule 7.5(e) (which shall be updated by Pfizer on the Closing Date) shall set forth the name of each Employee (Bargaining Unit), and his or her current rate of pay, position and date of hire. Purchaser agrees to continue the employment as of 12:01 a.m. on the day immediately following the Closing Date of each Employee (Bargaining Unit) pursuant to the terms of the Collective Bargaining Agreement. Except to the extent assets have been transferred to cover the funding or to the extent reflected in the Working Capital Statement, Purchaser shall have no obligation whatsoever with regard to (i) former employees of the Business who are retired, or who are not or shall have ceased to be Employees (Bargaining Unit) as of the Closing Date, or (ii) employees who do not accept the offer of employment or continuation of employment given by the Purchaser in accordance with this Section 7.5(e) and do not work for Purchaser or its Affiliates for at least one day, unless such employee is otherwise an Affected Employee.

          Pfizer and Purchaser shall cooperate in causing such steps to be taken as may be necessary to enable Purchaser to establish, effective immediately following the Closing Date, any plan required under the terms of the Collective Bargaining Agreement.

(f)     Employees (non-US) - Offer of Employment; Continued
Employment; Severance. Purchaser agrees to offer employment as of 12:01 a.m. on the day immediately following the Closing Date to each Employee (non-US) (or to cause the Conveyed Subsidiaries and their Subsidiaries to offer to continue the employment of each of their Employees (non-US)) in the same or a comparable position and at a rate of pay at least equal to such employee's rate of pay in effect on the Closing Date. With respect to benefits for Employees (non-US) in those countries in which Purchaser has similarly situated employees, as of 12:01 a.m. on the day immediately following the Closing Date, Employees (non-US) of Asset Selling Corporations and Conveyed Subsidiaries (and Subsidiaries of any Conveyed Subsidiaries) shall be provided with benefits which are substantially identical to benefits that, as of such date, are provided to similarly situated employees of Purchaser in the relevant countries as set forth on Schedule 7.5(f). Schedule 7.5(f)(i) (which shall be updated by Pfizer on the Closing Date) shall set forth the name of each Employee (non-US), current rate of pay, position, and date of hire. Schedule 7.5(f)(ii) shall set forth the employee benefit plans covering Employees (non-US) in effect on the Closing Date. Except to the extent assets have been transferred to cover the funding or to the extent reflected in the Working Capital Statement, Purchaser shall have no obligation whatsoever with regard to (i) former employees of the Business who are retired, or who are not or shall have ceased to be Employees (non-US) as of the Closing Date, or (ii) employees who do not accept the offer of employment or continuation of employment given by the Purchaser in accordance with this Section 7.5(f) and do not work for Purchaser or its Affiliates for at least one day, unless such employee is otherwise an Affected Employee. It is the intention of the parties to this Agreement to deal with employee matters, including, without limitation, offers of employment, compensation, benefits, and severance payment and benefit continuation matters for Employees (non-US) in a manner substantially similar to the manner in which Employees (US) matters have been dealt with in this Article VII but without regard to the benefits and programs set forth on Schedule 7.5(a), Schedule 7.5(a)(i) and Schedule 7.5(a)(iii), and as modified to reflect applicable Laws of the foreign countries and their political subdivisions; applicable labor agreements; local Pfizer policies, programs and practices; and established local business custom in similar transactions. For the purposes of this
Section 7.5(f), the substantial comparability standard shall be deemed satisfied whenever Purchaser provides benefits that are substantially identical to benefits that are provided to similarly situated employees of Purchaser or, in those cases where Purchaser has no similarly situated employees, are at least at the level required by applicable Law. Nothing herein shall obligate Pfizer, Howmedica, any Conveyed Subsidiary (or a Subsidiary of any Conveyed Subsidiary) or Asset Selling Corporation, even if so requested by Purchaser, to terminate, amend or otherwise modify any Foreign Plan, program, policy or other arrangements prior to the Closing Date. Pfizer shall take no action prior to the Closing which would increase benefits under any such Foreign Plan, program, policy or other arrangements, or to take any action which would impair Purchaser's ability to amend or terminate any of the foregoing subsequent to the Closing.

(g)     Employees (US), Employees (Bargaining Unit) and Employees
(non-US) Absent on Disability or Leaves of Absence - Offer of Employment; Continued Employment;

Severance. When an Employee (US) or Employee (non-US) who is, on the Closing Date, absent due to illness or on short-term disability (including maternity disability) or workers' compensation seeks to return to active employment, Purchaser shall offer immediate employment to such employee in the same or a comparable position to that which the employee occupied before such absence but only at such time that such employee is medically capable of performing the essential functions of the position occupied immediately before such absence. In addition, immediate employment in the same or comparable positions will be offered to those Employees (US) and Employees (non-US) returning from parental, family and medical, and military leaves or other leaves where return to work is subject to statutory requirements. Such employees, returning from disability or leaves of absence, will be subject to the same pay, benefits, severance and all other policies, plans, programs and arrangements as stipulated in this Article VII for similarly situated Employees (US) and Employees (non-US) and, in the case of Employees (non-US), as otherwise required by applicable local law. If an Employee (Bargaining
Unit) who is, on the Closing Date, absent due to illness or on short-term disability (including maternity disability) or workers compensation or authorized leave of absence seeks to return to active employment, such employee's return shall be governed by, and handled in accordance with, the terms of the Collective Bargaining Agreement.

(h) No Third Party Beneficiaries. Except as expressly provided herein, nothing contained herein, expressed or implied, is intended to confer upon any Employee of Seller Corporations or the Conveyed Subsidiaries or their Subsidiaries any benefits under any benefit plans, programs, policies or other arrangements, including, but not limited to, severance benefits or right to employment or continued employment with Purchaser or any Affiliate of Purchaser for any period by reason of this Agreement. In addition, the provisions of this Agreement, in particular this
Article VII, are for the sole benefit of the parties to this Agreement and are not for the benefit of any third party.

(i)     Designation of Purchaser as Successor Employer.  Seller
Corporations agree, if requested by Purchaser, to consent to the designation of Purchaser as successor employer for purposes of employment insurance, payroll taxes or contribution ratings and payroll credits under state and federal Law and/or worker compensation contribution premium ratings under applicable state Law, provided that such designation is not reasonably concluded, by Pfizer, to be detrimental to Pfizer.

          Section VII.6. Certain Dividends, Etc. Notwithstanding any provision herein to the contrary (including, without limitation, Section 7.2 hereof), each Conveyed Subsidiary or any Subsidiary of a Conveyed Subsidiary will be permitted to distribute to Pfizer or any one or more of its designated Affiliates, effective as of the Closing Date, up to the amount of its retained earnings accrued through the Closing Date, but not in excess of cash on hand and in no event to be effected through any additional borrowings from Pfizer, any of its Affiliates or any third person. In addition, Pfizer and its Affiliates shall be permitted to continue to conduct their activities regarding cash management matters relating to the Business (including, without limitation, the collection and transfer of accounts receivable and disbursement of funds by Pfizer) in accordance with the practice in effect as of the date of this Agreement, except as may be affected by actions taken pursuant to Section 2.3(c) and as may be necessary to settle intercompany payables and receivables and to effect intercompany funding. After the Closing Date, Purchaser shall take all actions (or shall cause its Affiliates to take all actions) reasonably requested by Pfizer to effect the provisions of this Section 7.6. Any action taken pursuant to this Section 7.6 after the Closing Date shall be deemed for the purposes of Section 2.8 to have occurred on the Closing Date and shall be reflected in the calculation of the Working Capital of the Business pursuant to such Section 2.8.

          Section VII.7. Resignations. At the Closing and except as otherwise requested by Purchaser in writing, Pfizer will deliver to Purchaser the resignations (effective on or prior to Closing) of all directors of each of the Conveyed Subsidiaries and their Subsidiaries from their positions as directors.

          Section VII.8. Bulk Transfer Laws. Purchaser acknowledges that the Seller Corporations have not taken, and do not intend to take, any action required to comply with any applicable bulk sale or bulk transfer laws or similar laws.

          Section VII.9. Noncompetition. (a) Subject to the provisions of this Section 7.9, Pfizer agrees that for a period of five (5) years from the Closing Date, Pfizer and its Subsidiaries shall not compete with the business of the manufacture or sale of (i) reconstructive, trauma and specialty products that are commercially available from, or under development by, Pfizer and its Subsidiaries as of the Closing Date that are used for the treatment of musculoskeletal disorders or (ii) surgical instrumentation that are commercially available from, or under development by, Pfizer and its Subsidiaries as of the Closing Date that are focused on stereotactic surgery ("Competitive Activity"); provided, however, that it shall not be deemed to be a violation of this subsection for Pfizer or any of its Subsidiaries to (t) engage, directly or indirectly, in the research, manufacture or sale of any pharmaceutical product or any medical device for the delivery of pharmaceutical products, (u) invest in or own any debt securities or other debt obligations, (v) invest in any third Person (including, without limitation, any corporation or mutual or other fund) which invests in, manages or operates a Competitive Activity, so long as Pfizer's or any of its Subsidiary's investment is less than 20% of the outstanding ownership interest in such third Person and Pfizer and its Subsidiaries do not control or conduct such third Person or Competitive Activity, (w) invest in, own an interest in, or acquire all or a majority of the stock or assets of any Person which is not engaged primarily in a Competitive Activity,
(x) invest in securities having less than five percent (5%) of the outstanding voting power of any Person, the securities of which are publicly traded or listed on any securities exchange or automated quotation system, (y) invest in any Person after the Closing Date to the extent that Pfizer or a Subsidiary had, directly or indirectly, acquired, or had a right to acquire, such interest prior to the date of this Agreement as set forth on Schedule 7.9, or
(z) own any equity interests through any employee benefit plan or pension plan. Notwithstanding anything to the contrary, the foregoing covenant shall not apply with respect to any Person that acquires a majority of the stock or assets of Pfizer or any of its Subsidiaries and that prior to such acquisition already was engaged in a Competitive Activity. For purposes of this subsection, "engaged primarily in a Competitive Activity" shall mean that greater than thirty-five percent (35%) of the aggregate net revenue derived during the last complete fiscal year of such Person is derived from the Competitive Activity. Each investment or acquisition made by Pfizer or its Subsidiaries which is subject to the provisions of this Section 7.9 must be permissible hereunder at the time of such investment, provided, however, that any such investment which was permissible when made cannot thereafter be the basis of a claim of violation of this Section 7.9.

(b) For a period of three (3) years after the Closing Date, Pfizer and its Subsidiaries shall not, directly or indirectly, induce or attempt to induce any officers, employees, representatives or agents of Purchaser or any of its Affiliates engaged primarily in the Business to leave the employ of Purchaser or any such Affiliate, or violate the terms of their contracts, or any employment arrangements, with Purchaser or any such Affiliate, except that nothing in this sentence shall restrict or preclude the rights of Pfizer and its Subsidiaries to make generalized searches for employees by the use of advertisements in the media (including trade media) or by engaging search firms to engage in searches that are not targeted or focused on the employees employed by the Business.

(c) Notwithstanding anything to the contrary contained in subsection (a) of this Section 7.9, Pfizer and its Subsidiaries shall not be deemed to have violated the restrictions contained in Section 7.9(a) in the event that Pfizer or a Subsidiary acquires or invests in any Person engaged primarily in a Competitive Activity; provided, that

Pfizer or such Subsidiary thereafter divests all or a portion of such Competitive Activity within 18 months from the date of purchase of such Person so as to be in compliance with Section 7.9(a) hereof.

(d) Prior to Closing, except as otherwise agreed in writing, neither Purchaser nor any of its Affiliates will offer or provide employment on a full-time or part-time or consulting basis to any individual employed in the operation of the Business by Pfizer or any of its Affiliates.

(e) Pfizer and the Purchaser acknowledge that this Section 7.9 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement. Each of Pfizer and the Purchaser has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 7.9 are reasonable and proper. It is the desire and intent of the parties that the provisions of this Section 7.9 shall be enforced to the fullest extent permissible under applicable law. If all or part of this Section 7.9 is held invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. If any part of this Section 7.9 is held to be excessively broad as to duration, scope, activity or subject, such part will be construed by limiting and reducing it so as to be enforceable to the maximum extent compatible with applicable law.

          Section VII.10. Transitional Services. At the Closing, Purchaser and Pfizer shall enter into, execute and deliver a transitional services agreement substantially to the effect set forth in Exhibit C (the "Transitional Services Agreement").

          Section VII.11. Transitional Intellectual Property License Agreement. At the Closing, Purchaser and Pfizer shall enter into, execute and deliver a transitional intellectual property license agreement substantially to the effect set forth in Exhibit D (the "Transitional Intellectual Property License Agreement").

          Section VII.12. Compliance with WARN, Etc. With respect to WARN or other similar statutes or regulations of any jurisdiction, Purchaser will timely give any notices required to be given thereunder.

          Section VII.13. Foreign Implementing Agreements. As promptly as practicable after the date hereof, Pfizer and Purchaser shall cause the Foreign Implementing Agreements to be prepared and executed by their applicable Affiliates. The representations and warranties set forth in this Agreement, subject to the limitations set forth herein, shall be deemed to be incorporated by reference in the Foreign Implementing Agreements. To the extent of any inconsistency between this Agreement and any Foreign Implementing Agreement, the provisions of this Agreement shall govern.

          Section VII.14. Litigation Support. Purchaser and its Affiliates on the one hand and Pfizer and its Affiliates on the other hand will cooperate with each other in the defense or settlement of any Liabilities or lawsuits involving the Business for which they have responsibility under this Agreement by providing the other party and such other party's legal counsel and other Persons access to employees, records, documents, data, equipment, facilities, products, parts, prototypes and other information regarding the Business and its products as such other party may request, to the extent maintained or under the possession or control of the requested party. The requesting party shall reimburse the other party for its reasonable out-of-pocket expenses paid to third parties in performing its obligations under this Section 7.14. Pfizer shall keep Purchaser informed of the status of the pendency of the relevant

Liabilities and lawsuits involving the Business for which it has responsibility under this Agreement, will advise Purchaser of material issues involved in the litigation and will use its reasonable best efforts to seek a confidentiality agreement with respect to any settlements of such lawsuits. For so long as any Liabilities or lawsuits involving the Business for which Pfizer has responsibility under this Agreement remain outstanding, Purchaser will advise Pfizer of material issues involved in the lawsuits involving the Business for which it has responsibility and will use its reasonable best efforts to seek a confidentiality agreement with respect to any settlements of such lawsuits.

          Section VII.15.     Insurance.

          (a) As of the Closing Date, the coverage under all insurance policies related to the Business shall continue in force only for the benefit of the Seller Corporations and their Affiliates and not for the benefit of Purchaser. Purchaser agrees to arrange for its own insurance policies with respect to the Business covering all periods and agrees not to seek, through any means, to benefit from any of Seller Corporations' or their Affiliates' insurance policies which may provide coverage for claims relating in any way to the Business on or prior to the Closing Date.

          (b) If any loss described in Section 5.7(b) shall occur in respect of an asset other than a current asset prior to Closing, Pfizer shall use its best efforts to collect under any available insurance policies and shall pay the proceeds therefrom to Purchaser at Closing (or if collected thereafter, upon collection), except to the extent applied in repairing or replacing such asset.

          Section VII.16.     Audited Financial Statements.
          (a) Pfizer agrees to furnish to Purchaser no later than September 15, 1998 audited financial statements of the Business as of December 31, 1997 and for the three years then ended that meet the requirements of Item 7 of Form 8-K under the Securities Exchange Act of 1934, as amended ("Form 8-K").

          (b) At Closing, Pfizer shall furnish to Purchaser unaudited financial statements of the Business as of the most recently available accounting period end and related statements of income that meet the requirements of Item 7 of Form 8-K.

          Section VII.17. Change of Name. Pfizer agrees to take such action as is necessary to change the name of any Asset Selling Corporation that contains the word

"Howmedica" to a name that does not include such word, such change to be effective on the Closing Date.

          Section VII.18. Notification of Certain Matters. Pfizer shall give prompt notice to Purchaser and Purchaser shall give prompt notice to Pfizer of the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would be reasonably likely to cause (i) any representation or warranty of Pfizer or Purchaser, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing, as the case may be, or (ii) any Seller Corporation or Purchaser, as the case may be, to fail to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.18 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                                ARTICLE VIII

                              INDEMNIFICATION

          Section VIII.1.     Indemnification by Pfizer.

(a) Pfizer agrees to defend, indemnify and hold harmless Purchaser and its Affiliates, and, if applicable, their respective directors, officers, agents, employees, successors and assigns from and against any and all claims, actions, causes of action, judgments, awards, liabilities, losses, costs or damages (collectively, a "Loss" or, the "Losses") claimed or arising directly from (i) any Retained Liability, (ii) any Excluded Environmental Liabilities, subject to the provisions of this Article, (iii) any breach by the Seller Corporations of any of its covenants or agreements contained in this Agreement or in any agreement, (iv) any breach of any representation and warranty of the Seller Corporations contained in this Agreement, it being understood that for purposes of this Article VIII, all materiality exceptions and qualifications set forth in any representation and warranty of Pfizer contained in this Agreement shall be disregarded, the materiality standard for Pfizer's obligations to indemnify Purchaser and its Affiliates, and, if applicable, their respective directors, officers, agents, employees, successors and assigns in respect of a breach of a representation and warranty contained herein being set forth in Section 8.6 hereof, or (v) any non-compliance with bulk transfer or similar Laws.

(b) Purchaser acknowledges and agrees that Pfizer shall not have any liability under any provision of this Agreement for any Loss to the extent that such Loss relates solely to action taken by Purchaser or its Affiliates after the Closing Date. Purchaser shall take and shall cause its Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

(c) Nothing in this Section 8.1 shall be construed to impose liabilities with respect to Taxes.

(d) Pfizer's obligation to indemnify, defend or hold harmless the Purchaser or any of its Affiliates from any Loss shall terminate effective with the expiration of the applicable statute of limitations in respect of such Loss or as set forth in Section 8.5, whichever is earlier.

          Section VIII.2.     Indemnification by Purchaser.

(a) Purchaser agrees to defend, indemnify and hold harmless the Seller Corporations and their Affiliates, and, if applicable, their respective directors, officers, agents, employees, successors and assigns from and against any and all Loss claimed or arising directly from (i) any Assumed Liability, (ii) any breach by Purchaser of any of its covenants or agreements in this Agreement, (iii) any breach of any warranty or representation of Purchaser contained in this Agreement, or (iv) events occurring on or after the Closing Date in connection with the Business (other than the Excluded Assets and the Retained Liabilities), the Conveyed Assets, or the Shares including, without limitation, the use, ownership, possession, operation or occupancy of any Facility, Leased Real Property or Real Property, the Intellectual Property of the Business, the Conveyed Assets, or the Shares or the Conveyed Subsidiaries from and after the Closing Date.

(b) Seller Corporations shall take and shall cause its Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

(c) Nothing in this Section 8.2 shall be construed to impose liabilities with respect to Taxes.

          Section VIII.3.     Notice of Claims.

(a)     If any of the Persons to be indemnified under this Article
VIII (the "Indemnified Party") has suffered or incurred any Loss, the Indemnified Party shall so notify the party from whom indemnification is sought (the "Indemnifying Party") promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement or any other agreement, instrument or certificate delivered pursuant hereto in respect of which such Loss shall have occurred. If any action at law or suit in equity is instituted by or against a third party with respect to which the Indemnified Party intends to claim any liability or expense as a Loss under this Article VIII, the Indemnified Party shall promptly notify the Indemnifying Party of such action or suit and tender the Indemnified Party the defense of such action or suit. A failure to give notice and to tender the defense of the action or suit in a timely manner pursuant to this Section 8.3 shall not limit the obligation of the responsible Person under this Article VIII, except (i) to the extent such Indemnifying Party is prejudiced thereby,
(ii) except to the extent expenses are incurred during the period in which notice was not provided, and (iii) except as provided by Section 8.5 below.

(b) Except when a notice, report or other filing must be filed immediately pursuant to Environmental Laws, Purchaser will provide a reasonable opportunity under the circumstances to comment to Pfizer before Purchaser files with respect to any Required Governmental Report it intends to file in connection with an event which at the time of filing appears reasonably likely to result in a Loss subject to the indemnification provisions of this Article. In the event Purchaser is required to file such Required Governmental Report, Purchaser will provide copies to Pfizer within a reasonable period of time under the circumstances.

          Section VIII.4.     Third Party Claims.

(a) The Indemnifying Party under this Article VIII shall have the right, but not the obligation, to conduct and control, through counsel of its choosing, any third party claim, action or suit (a "Third Party Claim"), and the Indemnifying Party may compromise or settle the same, provided that the Indemnifying Party shall give the Indemnified Party advance notice of any proposed compromise of settlement. No Indemnified Party may compromise or settle any Third Party Claim for which it is seeking indemnification hereunder without the consent of the Indemnifying Party. The Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such action or suit through counsel chosen by the Indemnified Party, provided that the fees and expenses of such counsel shall be borne by the Indemnified Party. If the Indemnifying Party elects not to control or conduct the defense or prosecution of a Third Party Claim, the Indemnifying Party shall have the right to participate in, but not conduct or control, the defense or prosecution of any Third Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose.

(b) The parties hereto shall cooperate in the defense or prosecution of any Third Party Claim, with such cooperation to include (i) the retention and the provision of the Indemnifying Party records and information that are reasonably relevant to such Third Party Claim, and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.

          Section VIII.5. Expiration. Notwithstanding anything in this Agreement to the contrary, if the Closing shall have occurred, all covenants, agreements, warranties and representations made herein or in any certificate delivered pursuant hereto shall survive the Closing, but all representations and warranties made herein or in any certificate delivered pursuant hereto, and all indemnification obligations under Sections 8.1. and 8.2 with respect to any such representation or warranty, shall terminate and expire on, and no action or proceeding seeking damages or other relief for breach of any thereof or for any misrepresentation or inaccuracy with respect thereto shall be commenced after, the second anniversary of the Closing Date with respect to all claims of any party, and of any indemnified persons under this Article VIII, which shall not have been previously asserted, with reasonable specificity, by written notice given under Section
8.3. The covenants, agreements and obligations of the parties set forth in this Agreement shall survive indefinitely except as expressly provided herein, provided, however, as to indemnification obligations under Section 8.1(a)(ii) with respect to subparagraphs (i), (iii), (iv) and (vi) of the definition of Excluded Environmental Liabilities, there shall be no expiration date for such obligations, and with respect to subparagraphs (ii) and (v) of the definition of Excluded Environmental Liabilities such obligations shall terminate and expire on, and no action or proceeding seeking damages or other relief with respect thereto shall be commenced after, the dates specified in those respective subparagraphs unless claims shall have been made against the Indemnified Party and written notice thereof previously given to Pfizer under
Section 8.3.

          Section VIII.6. Certain Limitations. Neither Pfizer nor Purchaser shall have any obligations to indemnify the other under Section 8.1(a)(iv) (in the case of Pfizer's obligation) or Section 8.2(a)(iii) (in the case of Purchaser's obligation) for Losses unless the aggregate of all such Losses for which either party would, but for this provision, be liable exceeds on a cumulative basis $17,500,000, but if such amount is exceeded, such party shall be required to pay only the amount of such Losses which in the aggregate exceed $17,500,000; provided, however, that neither party shall have any obligation to indemnify the other under such Sections 8.1(a)(iv) or 8.2(a)(iii) for Losses (i) for any individual item where the Loss relating thereto is less than $175,000, and (ii) for Losses which in the aggregate are in excess of $700,000,000. The limitations contained in this Section 8.6 do not apply to, limit or affect in any way whatsoever Pfizer's indemnification obligations under Section 8.1(a)(ii).

          Section VIII.7. Losses Net of Insurance, Etc. The amount of any Loss for which indemnification is provided under Sections 8.1 or 8.2 (the "Specified Sections") shall be net of (i) any accruals or reserves on the Financial Statements or the Working Capital Statement,

(ii) any amounts recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party, (iii) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Loss (each person from whom amounts are recovered or received pursuant to clauses (ii) and (iii), a "Collateral Source"), and (iv) an amount equal to the present value of the Tax benefit, if any, attributable to such Loss (the "NPV") that is actually realized within three years after the indemnification payment by the Indemnifying Party. To the extent that a Tax benefit in respect of such Loss is not actually realized within such three year period, the Indemnified Party will within thirty (30) days of the expiry of such three year period pay to the Indemnifying Party the amount of the NPV. Indemnification under this Article VIII shall not be available to Purchaser or Pfizer, as the case may be, unless the party seeking indemnification under this Article VIII first uses all reasonable efforts to seek recovery from all Collateral Sources. The Indemnifying Party may require an Indemnified Party to assign the rights to seek recovery pursuant to the preceding sentence; provided, that the Indemnifying Party will then be responsible for pursuing such claim at its own expense. If the amount to be netted hereunder from any payment required under Sections 8.1 or 8.2 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party to this Article VIII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VIII had such determination been made at the time of such payment.

          Section VIII.8.     Intentionally Omitted.

          Section VIII.9. Sole Remedy/Waiver. The parties hereto acknowledge and agree that the remedies provided for in this Agreement shall be the parties' sole and exclusive remedy with respect to the subject matter of this Agreement. In furtherance of the foregoing, the parties hereby waive, to the fullest extent permitted by applicable law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the Seller Corporations or any of their Affiliates, or Purchaser or any of its Affiliates, as the case may be, arising under or based upon any federal, state or local Law (including, without limitation, any such Law relating to environmental matters or arising under or based upon any securities law, common law or otherwise).

          Section VIII.10. Indemnification Procedures for Remedial Actions on Conveyed Properties.

(a) Pfizer shall have the right but not the obligation to conduct and control the management of a Remedial Action at a property included in the Conveyed Assets that is subject to indemnification pursuant to this Agreement. Pfizer must notify Purchaser, within thirty (30) days of receipt of notice of Purchaser's claim for indemnification for such matter, that (i) it intends to undertake said responsibility or (ii) it requests more existing information from Purchaser, that is readily available to or in Purchaser's possession, that is reasonably needed to evaluate whether Purchaser's claim is subject to indemnification pursuant to this Agreement. Purchaser shall promptly respond to such requests for information (to the extent such information is reasonably available to Purchaser) and, within thirty (30) days of receipt of such information, Pfizer shall notify Purchaser as to whether it shall undertake the Remedial Action. Prior to a determination by Pfizer that it will undertake a Remedial Action pursuant to this Section, Purchaser shall take only those actions reasonably necessary to comply with applicable Environmental laws or address conditions that pose an immediate and acute health risk (unless additional actions are approved by Pfizer, such approval not to be unreasonably withheld). With respect to any Remedial Action, and any related engineering and/or institutional controls, conducted at any Facilities, including without limitation in connection with ISRA, the parties shall cooperate to ensure that any such Remedial Action does not interfere with the activities conducted at the Facility or reasonably contemplated planned activities at the Facility consistent with the existing use and configuration of the Facility.

(b) In undertaking a Remedial Action pursuant to this Section, Pfizer shall retain a qualified independent environmental consultant which consultant shall be subject to Purchaser's approval (such approval not to be unreasonably delayed or withheld). Pfizer shall undertake such Remedial Action in a prompt and expeditious fashion in compliance with all applicable Environmental Laws and shall not cause, through its own inaction, any undue delay in obtaining written notice from the appropriate Governmental Authority that no further investigation or remediation is necessary with respect to the matter that is the subject of the indemnification claim to meet the Applicable Remedial Action Standards, or, if no Governmental Authority is involved in such matter, a good faith determination from its environmental consultant that no further investigation or remediation is required to bring the Conveyed Property into conformance with Applicable Remedial Action Standards, subject to Purchaser's approval not to be unreasonably withheld. Pfizer shall comply with all applicable laws, including all applicable Environmental Laws, with respect to its performance pursuant to this Section and take all steps necessary to avoid the imposition of any fines, penalties, liens or the institution of any actions or claims against Purchaser, the Conveyed Subsidiaries or a Subsidiary of a Conveyed Subsidiary or the Facility. This provision shall not include any institutional controls as part of any Remedial Action. Pfizer shall promptly provide copies to Purchaser of all written notices, correspondence, draft submissions, draft work plans, results of field work, and draft reports and shall give Purchaser a reasonable opportunity given the circumstances (at Purchaser's own expense) to comment on any submissions Pfizer intends to deliver or submit to the appropriate Governmental Authority or third party prior to said submission. Purchaser may, at its own expense, hire its own consultants, attorneys or other professionals to monitor the Remedial Action, including any field work undertaken by Pfizer, and Purchaser shall provide Pfizer with the results of all such monitoring. Pfizer shall provide Purchaser with a reasonable opportunity to monitor significant communications with Governmental Authorities or third parties concerning the direction, scope and nature of such Remedial Action, provided that Pfizer shall be in control of such communications. Notwithstanding the above, Purchaser shall not take any actions that shall unreasonably interfere with Pfizer's performance of the Remedial Action. Pfizer shall undertake any such work required herein in a manner designed to minimize any disruption, to the greatest extent possible, with the conduct of operations at the Conveyed Property. Purchaser shall allow Pfizer reasonable access to conduct any of the work contemplated herein and shall fully cooperate with Pfizer in the performance of the Remedial Action, including, but not limited to, providing Pfizer with reasonable access to employees and documents as necessary. Pfizer shall be responsible for protection of worker and public health and safety in connection with any Remedial Action it undertakes and manages. Purchaser shall cooperate with Pfizer with respect to such protection.

(c) If Pfizer declines to undertake the performance of a Remedial Action as provided in Section

8.10(a), Purchaser shall be entitled to undertake the Remedial Action to the Applicable Remedial Action Standards and to be indemnified for related costs to the extent consistent with other terms of this Agreement. Purchaser shall promptly provide copies to Pfizer of all notices, correspondence, draft reports, submissions, work plans, and final reports and shall give Pfizer a reasonable opportunity (at Pfizer's own expense) to comment to Purchaser on any submissions Purchaser intends to deliver or submit to the appropriate Governmental Authority or third party prior to said submission. Pfizer may, at its own expense, hire its own consultants, attorneys or other professionals to monitor the Remedial Action, including any field work undertaken by Purchaser, and Purchaser shall provide to Pfizer the results of all such field work. Notwithstanding the above, Pfizer shall not take any actions that shall unreasonably interfere with Purchaser's performance of the Remedial Action. Purchaser shall provide Pfizer with reasonable opportunity to participate in significant communications with Governmental Authorities or third parties, provided that Purchaser shall be in control of such communications. Pfizer shall be responsible for the protection and health and safety of its employees, representatives and agents.

Pfizer shall comply with the site health and safety requirements of Purchaser and its consultants and contractors. Pfizer's decision to allow Purchaser to undertake Remedial Action hereunder shall not limit or affect Pfizer's obligation to indemnify Purchaser for said Remedial Action to the Applicable Remedial Action Standards as otherwise provided in this Agreement.

          Section VIII.11. Remedial Action Obligations. Pfizer's indemnification obligations under Section 8.1 hereof in respect of subsections
(ii)(A) and (vi) of the definition of Excluded Environmental Liabilities is subject to the provisions of this Section 8.11. Pfizer shall be responsible for the commercially reasonable and cost effective expenses of such Remedial Action conducted in conformance with applicable Environmental Law (or any amendment in effect at the time of the Remedial Action) and consistent with the industrial/commercial use of the Facility (including any agreements with third parties relating thereto) as of the Closing Date, or (consistent with any agreements with third parties in effect as of the Closing Date) a standard pursuant to applicable Environmental Laws acceptable at the time of Remedial Action to the relevant Governmental Authorities making a claim for Remedial Action (the "Applicable Remedial Action Standard"). Pfizer shall not be responsible for those additional costs incurred in connection with a Remedial Action to the extent such costs arise from or are exacerbated by actions of the Purchaser, including the initiation of Remedial Action after the Closing Date by the Purchaser or at the request of a third party in the absence of a requirement of Environmental

Law or an obligation under an agreement with a third party existing prior to the Closing Date.

          Section VIII.12.     Compliance With ISRA.

(a) In addition to the provisions of Section 8.10 and 8.11 above, the following provisions apply to Pfizer's ISRA obligations pursuant to subparagraph (vi) of the definition of Excluded Environmental Liabilities. Subject to the provisions of this Section 8.12, for each Facility subject to the requirements of ISRA, Pfizer shall be responsible, at its sole cost and expense, to comply with the requirements of ISRA and all orders, directives and requirements of the New Jersey Department of Environmental Protection ("NJDEP"). The limitations contained in Section 8.6 do not apply to, limit or affect in any way whatsoever Pfizer's ISRA obligations. For each ISRA subject Facility, Pfizer shall promptly establish and maintain a remediation funding source and amount of funding to the extent required by NJDEP and shall promptly remediate each ISRA subject Facility to the extent required to obtain from NJDEP a No Further Action letter/Covenant Not to Sue ("NFA/CNS"), whether conditional or unconditional, or the equivalent pursuant to ISRA.

(b) Pfizer and Purchaser agree that either party shall have the right to require that responsibility for all compliance obligations related to ISRA at a subject Facility be transferred to Purchaser in exchange for a payment to be negotiated between the parties (referred to hereinafter as the "ISRA Buyout"). The right to implement the ISRA Buyout pursuant to this Paragraph may be exercised after the approval by the NJDEP of a Remedial Action Work Plan ("RAWP") or at the time of the issuance by NJDEP of a conditional NFA/CNS that imposes costs that would not otherwise be incurred in the ordinary operation of the Facility.

(c) Upon the decision to invoke the provisions of this Section 8.12(b), Pfizer and Purchaser shall enter into a period of good faith negotiations to attempt to agree to determine a mutually acceptable total dollar amount for the ISRA Buyout (the "ISRA Buyout Payment").

(d) The total dollar amount of the ISRA Buyout Payment shall be determined as the present value calculation of the following future costs related to or arising out of ISRA compliance at each ISRA subject Facility:

               1)  all direct and indirect capital costs;

               2)  engineering costs;

               3)  all  sampling, analytical and remedial
                   costs;

               4) environmental consulting costs and reasonable legal costs solely related to ISRA;

               5) annual operation, maintenance and monitoring costs and transactional costs for providing financial assurances;

               6) costs associated with a conditional NFA/CNS that would not be incurred in the ordinary course of operating the Facility;

               7)  estimated NJDEP administrative fees and oversight costs;

               8) reasonable additional internal costs solely related to ISRA for the manager of the project; and

               9) reasonable risk under the circumstances at the time of the ISRA Buyout. (It is acceptable for the ADR judge or panel of judges to value this risk at zero, if that seems appropriate.)

The parties may reach mutual agreement on other criteria to be included in this payment calculation.

(e)     If the parties cannot agree on a mutually acceptable ISRA
Buyout Payment pursuant to paragraph (c) above, either party has the right to initiate a binding alternative dispute resolution ("ADR") between Pfizer and Purchaser to be conducted by an ADR judge for the sole purpose of determining the amount of the ISRA Buyout Payment. Both parties agree that the ADR judge shall be an individual experienced in the estimation of remedial costs under ISRA. If the parties are unable to agree on a single ADR judge, they shall each select an ADR judge, and the two selected ADR judges shall choose a third ADR judge, in which case the matter should be presented to the panel of three judges. The ADR judge or panel of judges shall establish the rules by which the parties shall present their cases and the decision shall be rendered.

(f) The ADR judge (or panel of ADR judges) shall select in writing, after the conclusion of the ADR process, either the ISRA Buyout Payment proposed by Pfizer or the ISRA Buyout Payment proposed by Purchaser as the appropriate total dollar amount to be paid by Pfizer to Purchaser as the final ISRA Buyout Payment based on the criteria set forth in subparagraph (d). The decision of the ADR judge (or panel of ADR judges) on the ISRA Buyout Payment shall be final and binding on both Pfizer and Purchaser. Pfizer and Purchaser shall each pay half of any fees and disbursements of the ADR judge (or panel of judges).

(g) Pfizer's obligation pursuant to ISRA with respect to any Facility shall terminate upon occurrence of any of the following (i) NJDEP issues an Unconditional NFA/CNS with respect to that Facility; (ii) NJDEP issues a conditional NFA/CNS which does not require the incurrence of costs that would not be otherwise incurred in the operation of the Facility in the ordinary course; or (iii) the parties or the ADR judge (or panel of judges) determine the amount of the ISRA Buyout Payment and Pfizer pays such amount.

(h)     In the event of an ISRA Buyout Payment, Section
8.12(g)(iii) shall not be effective if the Purchaser incurs more than one million dollars ($1,000,000) beyond the undiscounted value of the ISRA Buyout Payment in responding to the requirements of the NJDEP pursuant ISRA, in which case Pfizer shall be responsible for all such costs thereafter and Pfizer may assume control of the Remedial Action; if reasonable under the circumstances.

          Section VIII.13.     No Consequential Damages.

          INDEMNIFICATION HEREUNDER SHALL INCLUDE LIABILITY FOR ANY SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL

DAMAGES TO THE EXTENT THE INDEMNIFIED PARTY PAYS SUCH AMOUNT TO A THIRD PARTY IN RESPECT OF A CLAIM OF SUCH THIRD PARTY. EXCEPT AS EXPRESSLY PROVIDED IN THE PRECEDING SENTENCE, NO PARTY TO THIS AGREEMENT SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO ANY OTHER PARTY HERETO OR ANY AFFILIATE OF ANY OTHER PARTY HERETO FOR CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES OR FOR DIMINUTION IN VALUE OR LOST PROFITS THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH THEREOF OR ANY LIABILITY RETAINED OR ASSUMED HEREUNDER.

                               ARTICLE IX

                              TERMINATION

          Section IX.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by written agreement of Purchaser and Pfizer, acting as agent for the Seller Corporations;

(b) by either Purchaser or Pfizer, by giving written notice of such termination to the other party, if the Closing shall not have occurred on or prior to December 31, 1998; or

(c) except as set forth in and subject to Section 7.3(e), by either Pfizer or Purchaser if any court of competent jurisdiction or other competent Governmental

Authority shall have issued a Governmental Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Governmental Order or other action shall have become final and nonappealable.

          Section IX.2. Effect of Termination. (a) In the event of the termination of this Agreement in accordance with Section 9.1 hereof, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the parties hereto contained in this Section 9.2 and in Sections 7.1, 10.1, 10.7, 10.8, 10.9 and 10.11 hereof, and except that nothing herein will relieve any party from liability for any breach of any covenant set forth in this Agreement prior to such termination.

(b) In the event this Agreement shall be terminated and at such time any party is in material breach of or default under any term or provision hereof or thereof, such termination shall be without prejudice to, and shall not affect, any and all rights to damages that the other party may have hereunder or otherwise under applicable Law.

The damages recoverable by the non-defaulting party shall include, without limiting the generality of the immediately preceding sentence, all attorneys' fees reasonably incurred by such parties in connection with the transactions contemplated hereby and thereby.

(c)     If this Agreement is terminated in accordance with Section
9.1, Purchaser agrees that the prohibition in the Confidentiality Agreement restricting Purchaser's ability to solicit any Employee to join the employ of Purchaser or any of its Affiliates shall be extended to a period of three (3) years from the date of this Agreement.

                              ARTICLE X

                            MISCELLANEOUS

          Section X.1. Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by telecopier, provided that the telecopy is promptly confirmed by telephone confirmation thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

          To any Seller Corporation:

               PFIZER INC.
               235 East 42nd Street
               New York, NY 10017
               Telephone:  212-573-3637
               Telecopy:  212-573-1445
               Attn:  Paul S. Miller, Esq.
               Senior Vice President and
               General Counsel

          With a copy to:

               Weil, Gotshal & Manges LLP
               767 Fifth Avenue
               New York, New York 10153
               Attn:  Raymond O. Gietz, Esq.

          To Purchaser:

               STRYKER CORPORATION
               2725 Fairfield Road
               Kalamazoo, MI 49002
               Telephone: 616-385-2600
               Telecopy:  616-385-0030
               Attention: John W. Brown,
                          Chairman of the Board

          With a copy to:

               Whitman Breed Abbott & Morgan
               200 Park Avenue
               New York, NY 10166
               Attn:  John H. Denne, Esq.

          Section X.2. Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Pfizer, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

          Section X.3. Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement including by sale of stock, operation of law in connection with a merger or sale of substantially all the assets of Purchaser without the prior written consent of the other party hereto; except that Purchaser may without such consent assign its rights to purchase the Shares and the Conveyed Assets hereunder to one or more Purchaser Affiliates and may collaterally assign its other rights hereunder to the lenders under the credit facilities contemplated by the Goldman Commitment Letter, provided that no such assignment by Purchaser shall relieve Purchaser of any of its obligations hereunder.

          Section X.4. Entire Agreement. This Agreement (including all Schedules and Exhibits hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement which will remain in full force and effect for the term provided for therein and other than any written agreement of the parties that expressly provides that it is not superseded by this Agreement.

          Section X.5. Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

          Section X.6. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, Seller Corporations, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

          Section X.7. Public Disclosure. Notwithstanding anything herein to the contrary, each of the parties to this Agreement hereby agrees with the other party hereto that, except as may be required to comply with the requirements of any applicable Laws, and the rules and regulations of each stock exchange upon which the securities of one of the parties is listed, if any, no press release or similar public announcement or communication shall, if prior to the Closing, be made or caused to be made concerning the execution or performance of this Agreement unless the parties shall have consulted in advance with respect thereto.

          Section X.8.     Return of Information.  If for any
reason whatsoever the transactions contemplated by this Agreement are not consummated, Purchaser shall promptly return to Pfizer all books and records furnished by Pfizer, any other Seller Corporation, any Conveyed Subsidiary, any of their respective Affiliates or any of their respective agents, employees, or representatives (including all copies, summaries and abstracts, if any, thereof) in accordance with the terms of the Confidentiality Agreement.

          Section X.9. Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses. All Taxes (including, without limitation, any value added Taxes but excluding any Income Taxes) and fees relating to the transfer of the Shares and the Conveyed Assets shall be paid by the person liable therefor but the liability for such Taxes as between the Seller Corporations and Purchaser shall be borne as follows: (y) in respect of any such Taxes which are refundable or in respect of which a credit is or becomes available, by Purchaser; and (z) in respect of any other such Taxes not falling within subsection (y) above, equally by the Seller Corporations on the one hand and Purchaser on the other hand, provided that if any such Tax or any other Tax from which there is otherwise a refund or a credit becomes payable or non-refundable as a result of Purchaser's failing to register or become liable for such Tax, for example value added Tax, such Tax shall be borne by the Purchaser solely. The Seller Corporations and Purchaser, as the case may be, will on demand reimburse the other for its share of any such Taxes paid by the other in accordance with the foregoing provisions of this Section.

          Section X.10. Schedules. The disclosure of any matter in any Schedule to this Agreement, as may be amended or supplemented prior to the Closing as expressly permitted hereby, shall be deemed to be a disclosure for all purposes of this Agreement, but shall expressly not be deemed to constitute an admission by any Seller Corporation or Purchaser, or to otherwise imply, that any such matter is material for the purposes of this Agreement.

          Section X.11. Governing Law. THE AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, ITS RULES OF CONFLICT OF LAWS
NOTWITHSTANDING. Pfizer and the Purchaser hereby agree and consent to be subject to the jurisdiction of the United States District Court for the

Southern District of New York and in the absence of such Federal jurisdiction, the parties consent to be subject to the jurisdiction of the Supreme Court of the State of New York, County of New York.

          Section X.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

          Section X.13. Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

          Section X.14. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

          IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

                    PFIZER INC.

                         By:  /s/ David L. Shedlarz
                              ----------------------
                              Name:  David L. Shedlarz
                              Title:  Senior Vice President and Chief
                                      Financial Officer

                    STRYKER CORPORATION

                         By:  /s/ John W. Brown
                              ----------------------
                              Name:  John W. Brown
                              Title: Chairman, President and Chief Executive Officer

                               Exhibit A

List of instruments and documents to be provided by Seller Corporations

(a) executed copies of the Transitional Services Agreement and the Transitional Intellectual Property License Agreement;

(b)     a receipt for the Aggregate Payment;

(c) a good standing certificate for each of the Seller Corporations and, where available in their respective jurisdiction, the Conveyed Subsidiaries and their Subsidiaries and a certificate of the Secretary or an Assistant Secretary for Seller Corporations and Conveyed Subsidiaries and their Subsidiaries as to the resolutions adopted by the Board of Directors of each of the Seller Corporations relating to the transactions contemplated hereby;

(d)     the certificate referred to in Section 4.2(a) hereof;

(e)     Foreign Implementing Agreements;

(f) certificates representing the Shares duly endorsed and in form for transfer to Purchaser or other appropriate instruments of transfer in respect of the Shares;

(g) except as otherwise requested by Purchaser in writing, resignations (effective on or prior to Closing) of each member of the board of directors of the Conveyed Subsidiaries and the Subsidiaries of the Conveyed Subsidiaries;

(h) executed general warranty deeds, assignments, patent assignments (in recordable form), a general trademark assignment (with trademark assignments in recordable form to be delivered after the Closing), lease assignments (where appropriate, in recordable or registrable form), with respect to manufacturing and distribution facilities located in the United States, landlord estoppel certificates, bills of sale or certificates of title, dated the Closing Date, transferring to Purchaser all of each Asset Selling Corporation's right, title and interest in and to the Conveyed Assets owned by it;

(i)     approvals referred to in Section 4.2(d); and

(j) opinions of counsel covering organization and good standing of Conveyed Subsidiaries and their Subsidiaries and Asset Selling Corporations, corporate power and authority regarding the transactions contemplated by the Foreign Implementing Agreements and due authorization, execution and delivery of the Foreign Implementing Agreements and the relevant conveyancing documents, as applicable.

                                Exhibit B

List of instruments and documents to be provided by Purchaser

(a) Executed assumption agreements and all other instruments appropriate to evidence Purchaser's assumption of the Assumed Liabilities;

(b) executed copies of the Transitional Services Agreement and the Transitional Intellectual Property License Agreement;

(c) a good standing certificate for Purchaser and a certificate of the Secretary or an Assistant Secretary of Purchaser as to the resolutions adopted by the Board of Directors of Purchaser relating to the transactions contemplated hereby; and

(d)     the certificate referred to in Section 4.3(a) hereof;

(e)     Foreign Implementing Agreements.

                               Exhibit C

                  Transitional Services Agreement



           [See Schedules and Exhibits bound separately.]

                               Exhibit D

        Transitional Intellectual Property License Agreement



            [See Schedules and Exhibits bound separately.]

                              Exhibit E

                 Pfizer Employee Separation Plan



            [See Schedules and Exhibits bound separately.]

                              Exhibit F

              Release Agreement (Individual Termination)



            [See Schedules and Exhibits bound separately.]

                              Exhibit G

                Release Agreement (Group Termination)



            [See Schedules and Exhibits bound separately.]

                              Exhibit H

                   Collective Bargaining Agreement



              [See Schedules and Exhibits bound separately.]